                                  EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

          Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules to this Stock Purchase Agreement have been omitted. Such exhibits and schedules will be submitted to the Securities and Exchange Commission upon request.

                           STOCK PURCHASE AGREEMENT

                         DATED AS OF DECEMBER 20, 1997

                                     AMONG

                        HALL, KINION & ASSOCIATES, INC.,

                              GROUP-IPEX INC. AND

                      LALIT M. KAPOOR AND SATINDRA KAPOOR

                               TABLE OF CONTENTS
                                                                            PAGE
ARTICLE I  PURCHASE AND SALE OF THE SHARES..................................   1
     1.1   Sale and Purchase of the Shares..................................   1
     1.2   The Closing......................................................   1
     1.3   Certain Definitions..............................................   2
     1.4   Adjustment Upon Determination of Closing Date Balance Sheet......   4
     1.5   Procedure Regarding Closing Date Net Worth.......................   4
     1.6   Subsequent Payments..............................................   5
     1.7   Shareholder Agent................................................   6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS...............   7
     2.1   Organization, Standing and Power.................................   7
     2.2   Capital Structure................................................   7
     2.3   Subsidiaries.....................................................   8
     2.4   Authority........................................................   8
     2.5   No Conflict and Consents.........................................   8
     2.6   Financial Statements.............................................   9
     2.7   No Undisclosed Liabilities.......................................   9
     2.8   Payables; Receivables............................................   9
     2.9   Absence of Certain Changes and Events............................  10
     2.10  Labor Relations..................................................  12
     2.11  Customers........................................................  13
     2.12  Books and Records................................................  13
     2.13  Compliance with Laws.............................................  13
     2.14  Litigation.......................................................  13
     2.15  Documents and Information Supplied...............................  14
     2.16  Employee Plans; Employment Agreements............................  14
     2.17  Material Contracts...............................................  17
     2.18  Taxes............................................................  18
     2.19  Intellectual Property............................................  21
     2.20  No Violations....................................................  23
     2.21  Title to Properties; Absence of Liens and Encumbrances;
           Condition of Equipment...........................................  23
     2.22  Environmental Matters............................................  24
     2.23  Insurance........................................................  27
     2.24  Personnel........................................................  27
     2.25  Immigration Compliance...........................................  28
     2.26  Third-Party Consents.............................................  28
     2.27  Related-Party Transactions.......................................  28
     2.28  Bank Accounts and Powers of Attorney.............................  29
     2.29  Brokers or Finders;  Professional Fees...........................  29
     2.30  No Illegal Payments..............................................  29
     2.31  Guarantors.......................................................  29
     2.32  Schedules........................................................  29

     2.33  Correctness of Representations...................................  30

ARTICLE III ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS...  30
     3.1   Title to Company Common Stock....................................  30
     3.2   Purchase for Own Account.........................................  30
     3.3   Accredited Investor..............................................  30
     3.4   Restricted Securities............................................  31
     3.5   Further Limitations on Disposition...............................  31
     3.6   Lock-Up Agreement................................................  31
     3.7   Legends..........................................................  32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER......................  32
     4.1   Organization; Standing and Power.................................  32
     4.2   Authority........................................................  32
     4.3   Purchaser Common Stock...........................................  33

ARTICLE V  CONDUCT OF BUSINESS..............................................  33
     5.1   Conduct of Business of the Company...............................  33

ARTICLE VI ADDITIONAL AGREEMENTS............................................  36
     6.1   Access to Information; Provision of Interim Financial Statements.  36
     6.2   No Solicitation..................................................  37
     6.3   Breach of Representations, Warranties, Agreements and Covenants..  38
     6.4   Reasonable Commercial Efforts....................................  38
     6.5   Public Announcements.............................................  38
     6.6   Expenses.........................................................  38
     6.7   Schedules........................................................  38
     6.8   Confidentiality..................................................  39
     6.9   Employment and Non-Competition Agreement.........................  39
     6.10  Lock-Up Agreement................................................  39
     6.11  Resignations.....................................................  39
     6.12  1997 Tax Returns.................................................  39
     6.13  Operation of the Company Through December 31, 2000...............  39

ARTICLE VII CONDITIONS TO CLOSING...........................................  40
     7.1   Conditions to Each Party's Obligation to Closing.................  40
     7.2   Conditions to Obligation of Purchaser............................  41
     7.3   Conditions of Obligation of the Shareholders.....................  43

ARTICLE VIII INDEMNIFICATION................................................  43
     8.1   Survival of Representations and Warranties.......................  43
     8.2   Indemnification of Purchaser.....................................  44
     8.3   Indemnification of the Shareholders..............................  45
     8.4   Procedure for Indemnification with Respect to Third-Party Claims.  45
     8.5   Procedure for Indemnification with Respect to
            Non-Third-Party Claims..........................................  46
     8.6   Threshold Determination of and Limitations on Indemnification....  46
     8.7   Method of Payment................................................  47

     8.8   Exclusive Remedy.................................................  47

ARTICLE IX TERMINATION......................................................  47
     9.1   Termination......................................................  47

ARTICLE X  GENERAL PROVISIONS...............................................  48
    10.1   Amendment........................................................  48
    10.2   Extension; Waiver................................................  48
    10.3   Notices..........................................................  48
    10.4   Interpretation...................................................  49
    10.5   Counterparts.....................................................  50
    10.6   Effect of Termination; Survival..................................  50
    10.7   Entire Agreement; No Other Representations.......................  50
    10.8   No Transfer......................................................  50
    10.9   Severability; Modifications for Prospective Legal Events.........  50
    10.10  Other Remedies...................................................  50
    10.11  Further Assurances...............................................  51
    10.12  Absence of Third-Party Beneficiary Rights........................  51
    10.13  Gender...........................................................  51
    10.14  Arbitration; Attorneys' Fees.....................................  51
    10.15  Governing Law....................................................  52

EXHIBITS

7.2(e)     Form of Employment and Non-Competition Agreement
7.2(f)     Form of Lock-Up Agreement

SCHEDULES

2.1(a)     Jurisdictions Qualified to Do Business
2.6        Financial Statements
2.7        Liabilities
2.8(b)     Accounts Receivable and Notes Receivable
2.9        Exceptions to Conduct in the Ordinary Course of Business
2.9(e)     Compensation Changes
2.9(f)     Bonus Plan
2.9(g)     Notice of Termination by Key Employees
2.9(h)     Sales/Mortgages of Property or Assets
2.9(i)     Material Adverse Changes
2.9(m)     Loans by the Company
2.9(q)     Financial Arrangements for Benefit of Shareholders
2.11       Customers
2.13       Exceptions to Compliance with Laws
2.14       Litigation
2.16(a)    Employee Plans
2.16(l)    Employees and Employment Agreements
2.16(n)    Collective Bargaining Agreements and Labor Disputes
2.16(o)    Effects of Transactions on Service Providers
2.16(p)    Parachute Payments
2.16(s)    Complaints
2.17       Material Contracts
2.17(b)         Promissory Notes
2.17(c)         Office Space Lease
2.17(d)         Mortgages, Line of Credit
2.17(f)         Indemnification Agreements
2.17(l)         Client Contracts
2.18(a)    Taxes Not in Accordance with GAAP
2.18(b)    Taxes
2.19       Intellectual Property
2.21(a)    Real Property Owned
2.21(b)    Real Property Leases
2.21(c)    Real Property Consents
2.21(d)    Equipment Owned or Leased
2.21(f)    Physical Assets
2.22       Environmental Matters
2.23       Insurance
2.24       Personnel
2.25       Immigration
2.26       Third-Party Consents Other than Real Property Consents
2.27       Related-Party Transactions
2.28       Bank Accounts and Powers of Attorney
2.29       Fees
5.1(f)     Dividends
5.1(v)     Bonuses
7.2(l)     Real Estate Note Assumed by the Shareholders
7.2(m)     Leased Vehicles Spun Off

                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT is dated as of December 20, 1997 (this "Agreement"), by and among Hall, Kinion & Associates, Inc., a Delaware corporation ("Purchaser"), Group-Ipex Inc., a California corporation (the "Company"), and Lalit M. Kapoor and Satindra Kapoor (each a "Shareholder" and collectively the "Shareholders").

          WHEREAS, the Shareholders are the beneficial and record owners of all of the issued and outstanding capital stock of the Company (the "Shares"), holding such Shares as community property;

          WHEREAS, Purchaser desires to purchase the Shares from the Shareholders, and the Shareholders desire to sell the Shares to Purchaser, subject to the terms and conditions hereinafter set forth (such purchase and sale of the Shares shall be referred to herein as the "Acquisition"); and

          WHEREAS, the payments and agreements set forth herein constitute good and valuable consideration to the Shareholders and the Shareholders acknowledge that Purchaser is relying upon the promises and indemnities made by the Shareholders herein as a material inducement to enter into this Agreement;

          NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties, provisions and covenants herein contained, intending to be legally bound, the parties hereto agree as follows:


                                   ARTICLE I

                        PURCHASE AND SALE OF THE SHARES

     1.1   Sale and Purchase of the Shares.  Upon the terms and subject to the
           -------------------------------
conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Shareholders hereby agree to convey, sell, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase from the Shareholders, the Shares.

     1.2   The Closing.
           -----------

           (a)  Subject to termination of this Agreement as provided in
Article IX below, the closing of the purchase and sale of the Shares and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP,
155 Constitution Drive, Menlo Park, California 94025, on such date that the conditions of the Closing set forth in Article VII hereof have been satisfied or waived (the "Closing Date"), unless another place and date is agreed to in writing by Purchaser and the Shareholders.

          (b) At the Closing, (i) each Shareholder shall deliver to Purchaser the stock certificate(s) representing all of the Shares, duly endorsed in favor of Purchaser or accompanied by stock power(s) duly executed in favor of and in a form reasonably acceptable to Purchaser; (ii) Purchaser shall cause to be paid to the Shareholders an amount equal to Six Million One Hundred Seventy-Five Thousand Dollars ($6,175,000) in cash, payable by check or wire transfer; (iii) Purchaser shall issue and deliver to the Shareholders that number of shares of Common Stock of Purchaser ("Purchaser Common Stock") determined by dividing (x) Nine Hundred Fifty Thousand Dollars ($950,000) by (y) the average closing bid price of Purchaser Common Stock as reported in The Wall Street Journal during the ten (10) consecutive trading days ending two (2) days prior to the Closing Date (provided, however, that no fractional shares of Purchaser Common Stock
      -----------------
shall be issued and in the event that the Shareholders would be entitled to a fraction of a share of Purchaser Common Stock such fractional share shall be rounded down to the nearest whole number); (iv) the Company and the Shareholders shall deliver to Purchaser the certificates, instruments and documents referred to in Section 7.2 hereof and such certificates, instruments and documents as Purchaser or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby; and (v) Purchaser shall deliver to the Company and Shareholders the certificates, instruments and documents referred to in
Section 7.3 hereof.

     1.3   Certain Definitions.
           -------------------

           (a) "Closing Date Balance Sheet" shall mean the balance sheet reflecting the Company's Closing Date Net Worth. Subject to the procedures set forth in Section 1.5, the Closing Date Balance Sheet shall be prepared by Purchaser as soon as reasonably practicable following the Closing but in any event not later than February 15, 1998.

           (b) "Closing Date Net Worth" shall equal total assets of the Company at the time of Closing minus total liabilities of the Company at the time of Closing, as set forth on the Closing Date Balance Sheet, which shall be determined on a basis consistent with generally accepted accounting principles ("GAAP").

           (c)  "Minimum Net Worth" shall equal $423,836.

           (d)  "Closing Date Net Worth Shortfall" shall be the amount by which
(x) the Minimum Net Worth exceeds (y) the Closing Date Net Worth.
Notwithstanding the foregoing, if the Closing Date Net Worth is greater than the Minimum Net Worth or if the Closing Date Net Worth Shortfall is less than $20,000, then the Closing Date Net Worth Shortfall shall be zero (0).

           (e) "Base Revenue" shall mean the greater of $7,000,000 or the Company's total revenues for the twelve (12) month period ending December 31, 1997, calculated based upon GAAP accounting, including appropriate adjustments, including adjustments for bad debt reserves.

           (f) "First Year Achieved Revenue" shall mean the Company's total revenues for the twelve (12) month period ending on December 31, 1998.

           (g) "Second Year Achieved Revenue" shall mean the Company's total revenues for the twenty-four (24) month period ending on December 31, 1999.

           (h) "Third Year Achieved Revenue" shall mean the Company's total revenues for the thirty-six (36) month period ending on December 31, 2000.

           (i) "First Year Target Revenue" shall equal the product that results from multiplying Base Revenue by 1.375.

           (j) "Second Year Target Revenue" shall equal the product that results from multiplying First Year Target Revenue by 1.375.

           (k) "Third Year Target Revenue" shall equal the product that results from multiplying Second Year Target Revenue by 1.375.

           (l) "First Year Factor" shall mean a fraction the numerator of which is (i) First Year Achieved Revenue minus (ii) Base Revenue and the denominator of which is (x) First Year Target Revenue minus (y) Base Revenue.

           (m) "Second Year Factor" shall mean a fraction the numerator of which is (i) Second Year Achieved Revenue minus (ii) First Year Target Revenue and the denominator of which is (x) Second Year Target Revenue minus (y) First Year Target Revenue.

           (n) "Third Year Factor" shall mean a fraction the numerator of which is (i) Third Year Achieved Revenue minus (ii) Second Year Target Revenue and the denominator of which is (x) Third Year Target Revenue minus (y) Second Year Target Revenue.

           (o) "Maximum Earnout Payment Per Year" shall equal One Million One Hundred Twenty-Five Thousand Dollars ($1,125,000.00).

     1.4   Adjustment Upon Determination of Closing Date Balance Sheet.  On the
           -----------------------------------------------------------
date that is not more than five (5) business days after the final determination of the Closing Date Balance Sheet as provided in Section 1.5, Purchaser shall pay, by check or wire transfer, to the Shareholders an amount equal to the Closing Date Net Worth Shortfall, if any. In the event the Shareholders do not timely remit such amount to Purchaser, Purchaser, in addition to such other rights and remedies as Purchaser shall be entitled to exercise by law or equity, the right to offset any or all Subsequent Payments (as such term is defined in Section 1.6) by such amount together with interest thereon at the lesser of (x) eighteen percent (18%) per annum, compounded annually, or (y) the maximum rate allowable by law.

     1.5   Procedure Regarding Closing Date Net Worth.
           ------------------------------------------

           (a) The Shareholder Agent (as hereinafter defined) shall have the right, upon written notice to Purchaser within fifteen (15) days following receipt by the Shareholder Agent of the Closing Date Balance Sheet, to review and accept or reject the Closing Date Balance Sheet, which review shall be completed at the Shareholders' expense within thirty (30) days after Shareholder Agent's written notice to Purchaser that the Shareholder Agent will review the Closing Date Balance Sheet. If the Shareholder Agent does not provide written notice to Purchaser of his intent to review the Closing Date Balance Sheet within fifteen (15) days after receipt thereof or he does not reject the Closing Date Balance Sheet, in writing within the thirty-day review period, then the Closing Date Net Worth shall be as set forth in the Closing Date Balance Sheet.

           (b) In the event the Shareholder Agent rejects the Closing Date Balance Sheet, the Shareholders shall specify in reasonable detail the nature of their disagreement therewith resulting in such rejection. If Purchaser and the Shareholders fail to resolve any such disagreement within thirty (30) days after written notice of rejection, then all such items as to which there is a disagreement shall be determined within sixty (60) days thereafter by a nationally recognized independent accounting firm (the "Accounting Firm") (whose determination shall be final and binding upon the parties) selected by mutual agreement of Purchaser and the Shareholders, the costs of any such Accounting Firm selected pursuant hereto being borne equally by Purchaser and the Shareholders, and the Closing Date Net Worth shall be calculated in accordance therewith.

     1.6   Subsequent Payments.  Subject to offset pursuant to Section 1.4 and
           -------------------
1.6(f) hereof and pursuant to the indemnification provisions set forth in
Article VIII hereof, Purchaser shall pay to the Shareholders up to an aggregate amount of Three Million Three Hundred Seventy-Five Thousand Dollars ($3,375,000) in cash, payable by check or wire transfer in three (3) payments (collectively, the "Subsequent Payments"), based upon the achievement of certain milestones over a three (3) year period ending December 31, 2000 (the "Earnout Period") as follows:

           (a) The subsequent payment corresponding to the twelve (12) month period ending December 31, 1998, the first year of the Earnout Period, shall be calculated by multiplying the Maximum Earnout Payment Per Year by the First Year Factor (the "First Subsequent Payment"). If the First Year Factor is greater than one (1), the First Subsequent Payment shall equal the Maximum Earnout Payment Per Year. The date of the First Subsequent Payment, if any, shall be not later than May 10, 1999.

           (b) The subsequent payment corresponding to the twelve (12) month period ending December 31, 1999, the second year of the Earnout Period, shall be calculated by multiplying the Maximum Earnout Payment by the Second Year Factor (the "Second Subsequent Payment"). If the Second Year Factor is greater than one
(1), the Second Subsequent Payment shall equal the Maximum Earnout Payment Per Year. The date of the Second Subsequent Payment, if any, shall be not later than May 10, 2000.

           (c) The subsequent payment corresponding to twelve (12) month period ending December 31, 2000, the third and final year of the Earnout Period, shall be calculated by multiplying the Maximum Earnout Payment by the Third Year Factor (the "Third Subsequent Payment"). If the Third Year Factor is greater than one (1), the Third Subsequent

Payment shall equal the Maximum Earnout Payment Per Year. The date of the Third Subsequent Payment, if any, shall be not later than July 30, 2001.

           (d) By way of example, if (i) Base Revenue equals $7,000,000; (ii) First Year Achieved Revenue equals $9,500,000; (iv) Second Year Achieved Revenue equals $13,000,000; and (v) Third Year Achieved Revenue equals $18,500,000, then the amount of the First Subsequent Payment payable to the Shareholders would be $1,071,428.57, the amount of the Second Subsequent Payment would be $1,051,948.05 and the amount of the Third Subsequent Payment would be $1,125,000.00.

           (e) For purposes of calculating the Subsequent Payments, revenue from contractors placed through Purchaser (including any subsidiary or parent thereof or any affiliate thereof), those placed through other entities and those placed directly by the Company shall be included. If such contractors are placed through an entity other than Purchaser (including any subsidiary or parent thereof or any affiliate thereof), then the Company's bill rate shall be included. For placements made through Purchaser (including any subsidiary or parent thereof or any affiliate thereof), a thirty percent (30%) discount to Purchaser's bill rate shall be assumed in determining First Year Achieved Revenue, Second Year Achieved Revenue and Third Year Achieved Revenue. Only revenue which is actually collected will be included in the calculation of the Subsequent Payments. With respect to the first year of the Earnout Period, only revenue earned during the twelve (12) month period ending December 31, 1998 and collected through April 30, 1999 shall be included in the First Subsequent Payment calculation. With respect to the second year of the Earnout Period, the Second Subsequent Payment calculation shall include (i) revenue earned during the twelve (12) month period ending December 31, 1999 and collected through April 30, 2000 and (ii) revenue earned during the twelve (12) month period ending December 31, 1998 and collected from May 1, 1999 through April 30, 2000. With respect to the third year of the Earnout Period, the Third Subsequent Payment calculation shall include (i) revenue earned during the twelve (12) month period ending December 31, 2000 and collected through April 30, 2001 and
(ii) revenue earned during the twenty-four (24) month period ending December 31, 1999 and collected from May 1, 2000 through April 30, 2001.

           (f) In the event the Company has not collected the accounts receivable reflected on the Closing Date Balance Sheet within one (1) year from the Closing Date, Purchaser shall be entitled to offset any or all Subsequent Payments by an amount equal to such uncollected accounts receivable.

           (g) In the event that the Shareholder Agent disagrees with the amount of the First Subsequent Payment, the Second Subsequent Payment or Third Subsequent Payment, the Shareholder Agent shall notify Purchaser in writing of such disagreement within fifteen (15) days after the Shareholders' receipt of the First Subsequent Payment, Second Subsequent Payment or Third Subsequent Payment, as the case may be, and such notice shall set forth the basis for such disagreement in reasonable detail. If Purchaser and the Shareholder Agent fail to resolve any such disagreement within thirty (30) days after written notice from the Shareholder Agent, then all such items as to which there is a disagreement shall be determined within sixty

(60) days thereafter by a nationally recognized independent accounting firm (the "Earnout Accounting Firm") (whose determination shall be final and binding upon the parties) selected by mutual agreement of Purchaser and the Shareholder Agent (the costs of the Earnout Accounting Firm shall be borne equally by Purchaser and the Shareholders), and the First Year Subsequent Payment, Second Subsequent Payment or Third Subsequent Payment, as the case may be, shall be calculated in accordance therewith.

     1.7   Shareholder Agent.  Lalit M. Kapoor (the "Shareholder Agent") is
           -----------------
hereby appointed and constituted agent by the Shareholders and is hereby irrevocably authorized and empowered to act, for and on behalf of any or all of the Shareholders in connection with this Agreement and the transactions contemplated hereby, including, without limitation, reviewing and authorizing all set-offs and claims; receiving notices and communications; agreeing to, negotiating, entering into settlements and compromises of, and demanding arbitration and complying with orders of courts and awards of arbitrators with respect to such claims; and taking all actions necessary or appropriate in the judgment of the Shareholder Agent for the accomplishment of the foregoing. A decision, act, consent or instruction of the Shareholder Agent shall constitute a decision of all the Shareholders, and shall be final, binding and conclusive upon each of the Shareholders, and Purchaser may rely upon any decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of each and all of the Shareholders. Purchaser is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholder Agent.


                                  ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

          The Shareholders, severally and jointly, represent and warrant to Purchaser that the representations and warranties set forth below are true and correct on the date of this Agreement except as disclosed in a document delivered by the Shareholders to Purchaser prior to the execution of this Agreement, which shall be organized in a manner so as to specifically refer to the sections intended to be so qualified (the "Disclosure Schedules"). As used in this Agreement, "Business Condition" or the "business of the Company" or the "Company's Business" or the like shall refer to the Company's financial condition, business, prospects, property, results of operations and assets of the Company.

     2.1   Organization, Standing and Power.
           --------------------------------

           (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction where its failure to qualify would have a material adverse effect on the Company's Business or assets. All jurisdictions in which Company is qualified to do business are set forth in Schedule 2.1(a) of the Disclosure Schedules.
                             ---------------

           (b) The Company has delivered or made available to Purchaser complete and correct copies of its Articles of Incorporation, as amended to date (the "Company Charter") and Bylaws, as amended to date (the "Company Bylaws"), and has delivered copies of minutes of all directors' and shareholders' meetings, complete and accurate as of the date hereof, and stock certificate books of the Company, that correctly set forth the record ownership of all outstanding shares of the Company's capital stock and the addresses of each of its security holders. The Company Charter and the Company Bylaws are in full force and effect.

     2.2   Capital Structure.  The authorized capital stock of the Company
           -----------------
consists of 10,000 shares of stock, without par value (the "Company Capital Stock"), of which 5,000 shares are issued and outstanding and owned, beneficially and of record, by Lalit M. Kapoor and Satindra Kapoor, as community property (constituting all of the Shares). The Shares constitute all of the shares of capital stock of the Company and all such shares have been duly authorized and are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal and state securities laws. There are no outstanding subscriptions, options, warrants, calls, conversion rights, rights of exchange, or other rights, plans, agreements or commitments of any character whatsoever (including, without limitation, conversion or preemptive rights) providing for the purchase, issuance or sale of any shares of Company Capital Stock or any securities convertible into or exchangeable for any shares of Company Capital Stock. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock.

     2.3   Subsidiaries.  The Company does not own, directly or indirectly, any
           ------------
interest in any other corporation, association, partnership, joint venture, trust or other entity.

     2.4   Authority.  The Company and each of the Shareholders have all
           ---------
requisite power, corporate or otherwise, and authority to enter into and deliver each of this Agreement, the Employment Agreement and Non-Competition Agreement (as hereinafter defined) and such other documents, agreements or instruments contemplated hereunder or thereunder (collectively the "Related Agreements") to which they are a party and to carry out their respective obligations and consummate the transactions contemplated hereunder and thereunder. This Agreement has been duly executed and delivered by the Company and Shareholders and constitutes valid and binding obligations of the Company and Shareholders enforceable against each of them in accordance with their terms, subject to
(i) any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) the discretion of a court ordering specific performance and other equitable remedies, and (iii) general principles of equity regardless of whether raised in a proceeding at law or in equity.

     2.5   No Conflict and Consents.
           ------------------------

           (a) The execution and delivery of this Agreement and the Related Agreements by the Company and Shareholders (to which they are a party) do not, and the performance of this Agreement and the Related Agreements by the Company and Shareholders (to which they are a party) and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Company Charter or Company Bylaws, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair with the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a security interest, lien, claim, pledge, charge, encumbrance or any other restriction on any of the properties or assets of the Company or claim of any kind whatsoever (indirect or direct) (collectively, "Liens") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, except for any such conflicts, violations, breaches, defaults or occurrences that, individually and in the aggregate, would not have a material adverse effect on the Company.

           (b) The execution and delivery of this Agreement and the Related Agreements by the Company and Shareholders (to which they are a party) do not, and the performance of this Agreement and the Related Agreements by the Company and Shareholders (to which they are a party) will not require any consent, approval, authorization, order or authorization of, or registration, declaration of, or qualification of filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign (a "Governmental Entity").

     2.6   Financial Statements.  Attached hereto as Schedule 2.6 is a complete
           --------------------                      ------------
and accurate copy of the unaudited financial statements (balance sheet and statement of operations) of the Company at and for (i) the fiscal years ended December 31, 1994, 1995 and 1996 and (ii) for the eleven (11) month period ended November 30, 1997 (provided that for the eleven (11) month period ended November
                   -------------
30, 1997 the Company has furnished only a balance sheet) (collectively, the "Company Financial Statements"). The Company Financial Statements are complete and correct in all material respects, have been prepared on a consistent basis throughout the periods indicated and with each other and present fairly and accurately the financial Business Condition of the Company as of the respective dates thereof. The balance sheet for the eleven (11) month period ended November 30, 1997 has been prepared in accordance with generally accepted accounting principles ("GAAP"). The Company has provided and disclosed to Purchaser, its accountants and other representatives all material facts and information relating to the preparation of the Company Financial Statements.

     2.7   No Undisclosed Liabilities.  As of November 30, 1997, there are no
           --------------------------
debts, liabilities (including refunds payable), obligations or claims against the Company of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due (collectively "Liabilities") that are not disclosed or provided for in the Company Financial Statements or the notes thereto. Except as set forth in Schedule 2.7 hereto, the Company has no
                                 ------------
Liabilities (whether or not determined or determinable) other than those incurred in the ordinary course of business and consistent with past practice since November 30, 1997 and which are not individually or in the aggregate material.

     2.8   Payables; Receivables.
           ---------------------

           (a) All accounts payable and notes payable by the Company to third parties as of the date hereof arose, and as of the Closing, will have arisen, in the ordinary course of business.

           (b) All of the accounts receivable and notes receivable owing to the Company (including all receivables of the Company included in the Company Financial Statements under the line item "Accounts Receivable" and the line item "Other Assets") as of November 30, 1997 and as of the Closing are, or will be, set forth in Schedule 2.8(b) hereto or an updated Schedule 2.8(b) delivered at
             ---------------                      ---------------
the Closing, respectively, and constitute, and as of the Closing Date will constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business collectible in the recorded amounts thereof, to the extent not previously collected and, there are no known contingent or asserted claims, refusals to pay, rights of return, or other rights of set-off against any thereof. Except as set forth in Schedule 2.8(b) hereto as of the
                                             ---------------
date hereof, and as of the Closing, there is and will be no account receivable or note receivable that is pledged to any third party by the Company.

           (c) The Company's revenue recognition policies with respect to Company Financial Statements are in accordance with GAAP, including, but not limited to, the recording of reserves; provided that the unaudited financial
                                       -------------
statements (balance sheet and statement of operations) of the Company for the fiscal years ended December 31, 1994, 1995 and 1996 are on a cash basis. The Company maintains a standard system of accounting in accordance with GAAP; provided that the unaudited financial statements (balance sheet and statement of
-------------
operations) of the Company for the fiscal years ended December 31, 1994, 1995 and 1996 are on a cash basis. All of the Company's general ledgers, books and records have been made available to Purchaser and are located at the Company's principal place of business in Lafayette, California. The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company. The Company's financial reserves in the Company Financial Statements as of November 30, 1997, are, in the aggregate and in accordance with GAAP, adequate to cover claims already incurred. The provision for taxes of the Company as set forth in the Company Financial Statements as of November 30, 1997, is adequate and accurate in accordance with GAAP for taxes due or accrued as of such date.

     2.9   Absence of Certain Changes and Events.  Except as set forth in
           -------------------------------------
Schedule 2.9 hereto, since November 30, 1997, the Company has conducted business
------------
in the ordinary course of and there has not been:

           (a) Any material change in the assets, Liabilities, business, condition (financial or otherwise) or operating results from that reflected in the Company Financial Statements at, and for the eleven (11) months ended November 30, 1997;

           (b) Any amendments or changes in the Company Charter or the Company Bylaws;

           (c) Any material damage, destruction or loss, whether covered by insurance or not, to its property (other than ordinary wear and tear);

           (d) Any issuance, sale, redemption, repurchase or other acquisition of shares of the Company Capital Stock, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Company Capital Stock or any securities convertible into or exchangeable into any the Company Capital Stock, or any change in the capital structure or stock ownership of the Company;

           (e) Any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its employee, contractor, consultant, temporary employee or former employee, former contractor, former consultant or former temporary employee (or any other service provider or former service provider) (any of the foregoing, a "Service Provider") or changes pursuant to employment agreements or arrangements currently in effect or changes in position;

           (f) Any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of the Company's Service Providers;

           (g)  Except as set forth on Schedule 2.9(g), any notice (written or
                                       ---------------
unwritten) from any Service Provider, who earns more than $40,000 on an annualized basis as of the date hereof in base pay and commissions (a "Key Employee"), that such Key Employee has terminated, or intends to terminate, such Key Employee's service with the Company;

           (h)  Except as set forth on Schedule 2.9(h), any (i) sale of the
                                       ----------------
property or assets of the Company individually in excess of $10,000 or in the aggregate in excess of $25,000 or (ii) any mortgage, pledge, transfer of a security interest in, or lien created by the Company with respect to any of the Company's properties or assets, except liens for taxes not yet due or payable;

           (i)  Except as set forth on Schedule 2.9(i), any material adverse
                                       ---------------
change in the Business' relationship with any vendor or contractor, or the occurrence of any condition or event with respect to any vendor, contractor or customer, that is reasonably likely to have material adverse effect on the Business Condition of the Company;

           (j) Any alteration in any term of any outstanding security of the Company;

           (k) Any (i) incurrence, assumption or guarantee by the Company of any debt for borrowed money other than trade indebtedness incurred in the ordinary course of business consistent with past practice; (ii) any cancellation, waiver or compromise by the

Company of a valuable right or of a debt owed to the Company or release of any material right or instituted, settled or agreed to settle any litigation, action, proceeding or arbitration; (iii) any satisfaction or discharge of any Lien, except that which is not material and adverse to the Business Condition of the Company; (iv) issuance or sale of any securities convertible into or exchangeable for debt securities of the Company; or (v) issuance or sale of options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any securities convertible into or exchangeable for any such debt securities;

           (l) Any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset;

           (m)  Except as set forth on Schedule 2.9(m), any making of any loan,
                                       ---------------
advance or capital contribution to, or investment in, any person or entity;

           (n) Any entry into, amendment of, relinquishment, termination or nonrenewal by the Company of any contract, lease, commitment or other right or obligation other than in the ordinary course of business consistent with past practice;

           (o) Any transfer or grant of a right under the Company's Intellectual Property Rights (as defined in Section 2.19);

           (p) Any labor dispute any activity or proceeding by a labor union or representative thereof to organize any employees;

           (q)  Except as set forth on Schedule 2.9(q), any entry into financial
                                       ---------------
arrangements for the benefit of the shareholders of the Company;

           (r) Any entry into an employment agreement or collective bargaining agreement or increased compensation to any of shareholder, director or officer or any other employee or Service Provider of the Company;

           (s) Any making or commitment to make capital expenditures or other material transactions outside the ordinary course of business or involving aggregate expenditures in excess of $5,000; or

           (t)  Any commitment (orally or in writing) to any of the foregoing.

     There is no event or condition (other than activities of competitors in the ordinary course of their business or the adoption, proposal or promulgation by any government authority of any laws, rules or regulations applicable to the staffing industry generally) the existence of which could have a material and adverse effect on the Company, the Company's Business Condition or the Company's business as it was operated prior to the Closing.

     2.10  Labor Relations.
           ---------------

           (a) The Company is not engaged in any unfair labor practices. There are no labor disputes pending or, to the knowledge of the Company, threatened between the

Company and any Service Providers or any labor union or other collective bargaining unit representing any of the Service Providers.

           (b) The Company has not received any written notice from any Governmental Entity of, and, to the Company's knowledge, there has not been asserted before any Governmental Entity, any claim, action or proceeding to which the Company is a party or involving the Company with respect to laws and regulations relating to employment, discrimination in employment, terms and conditions of employment and wages and hours, occupational safety and health and employment practices. There is neither pending nor, to the Company's knowledge, threatened any investigation or hearing concerning the Company arising out of or based upon any such laws or regulations.

           (c) No Service Provider or group of Service Providers whose continued services are material to the Company's Business as presently conducted has terminated employment and, to the best of the Company's knowledge, there is none that intends to do so.

     2.11  Customers.  Set forth on Schedule 2.11 hereto is a list of names of
           ---------                -------------
the twenty (20) largest clients or customers of the Company during the twelve
(12) months prior to the date hereof (determined on the basis of revenues during such period). Except as set forth on Schedule 2.11, no single client or
                                      -------------
customer of the Company ("Customer") has accounted for more than five percent (5%) of the total sales of the Company during the three fiscal years ended December 31, 1996, and the eleven (11) months ended November 30, 1997. No Customer has terminated its relationship with the Company during the one (1) year period preceding the Closing, and no Customer has notified the Company of an intention to terminate, or alter in any material adverse way, its relationship with the Company. The Company is not aware of any events or facts that would lead it to believe that any such Customer will not continue to purchase or utilize the Company's services at substantially the same level as currently purchased by such Customer.

     2.12  Books and Records.  The books and records of the Company to which
           -----------------
Purchaser and its accountants and attorneys have been given access are the true books and records of the Company and fairly reflect the underlying facts and transactions consistent with normal bookkeeping practices so as to permit the financial statements derived therefrom to be prepared in accordance with past practices.

     2.13  Compliance with Laws.  Except as set forth in Schedule 2.13 hereto,
           --------------------                          -------------
the Company is in compliance in all material respects and has conducted its business and operations so as to comply in all material respects with all laws, ordinances, rules and regulations, judgments, decrees or orders of any Governmental Entity. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of their respective properties or their respective businesses, and none are pending or threatened. The Company has not during the past three (3) years received any written notice from any Governmental Entity for any violation of applicable laws or regulations. The Company has all valid and current permits, licenses, orders, authorizations, registrations, approvals and other instruments (each of which is in full force and effect), and the Company has made all filings and registrations and the like necessary or required by law to conduct its business.

     2.14  Litigation.  Except as set forth in Schedule 2.14 hereto, there is no
           ----------                          -------------
action, suit, proceeding, claim, arbitration or investigation pending or threatened against the Company or any of its properties or its officers or directors (in their capacities as such). Except as set forth in Schedule 2.14
                                                                 -------------
hereto, there is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate. Neither the Company nor the Shareholders in connection with the business of the Company is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Entity.

     2.15  Documents and Information Supplied.  The copies of all instruments,
           ----------------------------------
agreements and other documents delivered by the Company and its professional advisors to Purchaser or its counsel and accountants are true and correct copies of the instruments, agreements or documents they purport to be.

    2.16   Employee Plans; Employment Agreements.
           -------------------------------------

           (a)  Except for the plans and agreements listed in Schedule 2.16(a)
                                                              ----------------
(collectively, the "Plans"), the Company does not maintain, is not a party to, does not contribute to and is not obligated to contribute to, and the Company's employees or former employees and their dependents or survivors do not receive benefits under, any of the following (whether or not set forth in a written document): (i) any employee benefit plan, as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, phantom stock, supplemental pension, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, severance, termination pay or similar plan, program, policy, agreement or arrangement (other than any such item provided solely pursuant to the terms of a written or oral contract with any individual employee that is disclosed in Schedule 2.16(l)); or (iii) any plan, program, agreement,
                     ----------------
policy, commitment or other arrangement relating to the provision of any benefit described in section 3(1) of ERISA to former employees or directors or to their survivors, other than procedures intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

           (b) The Company has provided to Purchaser complete, accurate and current copies of each of the following:

                (i) The text (including amendments) of each of the Plans, to the extent reduced to writing;

                (ii) A summary of each of the Plans, to the extent not previously reduced to writing;

                (iii) With respect to each Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the following:

                        (a) The most recent summary plan description, as described in section 102 of ERISA;

                        (b) Any summary of material modifications that has been distributed to participants or filed with the U.S. Department of Labor but that has not been incorporated in an updated summary plan description furnished under Subparagraph (A) above; and

                        (c) The annual report, as described in section 103 of ERISA, and (where applicable) actuarial reports, for the three most recent plan years for which an annual report or actuarial report has been prepared; and

                        (d) With respect to each Plan that is intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the most recent determination letter concerning the plan's qualification under section 401(a) of the Code, as issued by the Internal Revenue Service, and any subsequent determination letter application.

           (c) With respect to each Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the requirements of ERISA applicable to such Plan have been satisfied.

           (d) Each Plan that is intended to qualify under section 401(a) of the Code meets the requirements for qualification under section 401(a) of the Code and the regulations thereunder, except to the extent that such requirements may be satisfied by adopting retroactive amendments under section 401(b) of the Code and the regulations thereunder. Each such Plan has been administered in accordance with its terms (or, if applicable, such terms as will be adopted pursuant to a retroactive amendment under section 401(b) of the Code) and the applicable provisions of ERISA and the Code and the regulations thereunder.

           (e)  Neither the Company nor any ERISA Affiliate has, since
January 1, 1991, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including (without limitation) any multiemployer plan, as defined in section 3(37) of ERISA. "ERISA Affiliate" means each person (as defined in section 3(9) of ERISA) that, together with the Company, would be treated as a single employer under section 4001(b) of ERISA or that would be deemed to be a member of the same "controlled group" within the meaning of section 414(b) or
(c) of the Code.

           (f) The Company is not a party to, nor has the Company made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

           (g) With respect to each Plan that is subject to COBRA, the requirements of COBRA applicable to such Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a material adverse effect on the Company's Business Condition.

           (h) With respect to each Plan that is subject to the Family Medical Leave Act of 1993, as amended, the requirements of such Act applicable to such Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a material adverse effect on the Company's Business Condition.

           (i) Neither the Company nor any ERISA Affiliate has any accumulated funding deficiency under section 412 of the Code or any termination or withdrawal liability under Title IV of ERISA.

           (j) There are no "reportable events" under Section 4043 of ERISA with respect to any pension benefit plan within the meaning of Section 3(2) of ERISA, subject to Title IV of ERISA, and the Company has not incurred any liability under Title IV of ERISA in connection with the termination of any pension benefit plan or the complete or partial withdrawal from any multiemployer plan within the meaning of Section 3(37) of ERISA.

           (k) All contributions, premiums or other payments due from the Company to (or under) any Plan have been fully paid or adequately provided for on the books and financial statements of the Company. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

           (l)  Schedule 2.16(l) sets forth a true and complete list of all
                ----------------
individuals employed by the Company as of the date hereof and the position and base compensation payable to each such individual, together with a list and description of any written or oral employment agreements, consulting agreements, noncompetition agreements or proprietary information and inventions assignment agreements (or like instruments) with the Company, termination or severance agreements to which the Company is a party and all plans, programs, agreements and other arrangements of the Company with or relating to its Service Providers which contain change in control provisions.

           (m) The Company has not failed to comply in any respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, 8 USC 274B, the Labor Condition Application regulations at 20 CFR 655, all applicable federal, state, and local laws, rules, and regulations relating to employment, and all applicable laws, rules, and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of compensation of employees, except where the failure to so comply will not have a material adverse effect on the Company's Business Condition.

           (n) The Company is not a party to or subject to a labor union or a collective bargaining agreement or arrangement and is not a party to any labor or employment dispute, except as described on Schedule 2.16(n).
                                              ----------------

           (o)  Except as disclosed on Schedule 2.16(o), the consummation of the
                                       ----------------
transactions contemplated herein will not result in (i) any amount becoming payable to any Service Provider, (ii) the acceleration of payment or vesting of any benefit, option or right to which any Service Provider, (iii) the forgiveness of any indebtedness of any Service Provider or (iv) any cost becoming due or accruing to the Company or Purchaser with respect to any Service Provider.

           (p)  Except as disclosed on Schedule 2.16(p), the Company is not
                                       ----------------
obligated to make any payment or transfer any property that would be considered a "parachute payment" under section 280G(b)(2) of the Code.

           (q) To the best knowledge of the Company, no employee of the Company has been injured in the work place or in the course of his or her employment except for injuries which are covered by insurance or for which a claim has been made under workers' compensation or similar laws.

           (r) The Company has complied in all material respects with the verification requirements and the record-keeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA"); to the best knowledge of the Company, the information and documents on which the Company relied to comply with IRCA are true and correct; and there have not been any discrimination complaints filed against the Company pursuant to IRCA, and to the best knowledge of the Company, there is no basis for the filing of such a complaint.

           (s)  Except as set forth in Schedule 2.16 (s), the Company has not
                                       -----------------
received or been notified of any complaint by any Service Provider, applicant, union or other party of any discrimination or other conduct forbidden by law or contract, nor to the best knowledge of the Company, is there a basis for any complaint.

           (t) The Company's action in complying with the terms of this Agreement will violate any agreements with any of the Company's Service Providers.

           (u) The Company has filed all required reports and information with respect to its Service Providers that are due prior to the Closing Date and otherwise has complied in its hiring, employment, promotion, termination and other labor practices with all applicable federal and state law and regulations, including without limitation those within the jurisdiction of the United States Equal Employment Opportunity Commission, United States Department of Labor and state and local human rights or civil rights agencies, except to the extent that any such failure to file or comply would not have a material adverse effect on the Company Business Condition. The Company has filed and shall file any such reports and information that are required to be filed prior to the Closing Date.

     2.17  Material Contracts.  Except as set forth in Schedule 2.17 hereto, the
           ------------------                          -------------
Company is not a party to or subject to:

           (a)  Any union contract;

           (b) Any management agreements, stock purchase agreements, acquisition agreements, pledge agreements and notes;

           (c) Any lease for real or personal property involving payments of more than $10,000 per annum;

           (d) Any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, leasehold obligations or otherwise;

           (e) Any contract containing covenants purporting to limit the freedom of the Company directly or indirectly to distribute or otherwise compete in any line of business in any geographic area or with any third party;

           (f)  Any agreement of indemnification;

           (g) Any agreement, contract or commitment relating to capital expenditures by the Company involving payments by the Company of more than $50,000 per annum or $5,000 for any single project;

           (h) Any agreement, contract or commitment relating to the license, disposition or acquisition by the Company of any assets or any the Company's Intellectual Property Rights (as defined in Section 2.19 below);

           (i) Any agreement providing for minimum payment or warranty obligations on the part of the Company;

           (j) Any agreement for the provision of products or services to any Governmental Entity;

           (k) Service contracts in excess of $10,000 for products or services and contracts relating to material amounts of deferred revenues; or

           (l) Any other agreement, contract, letter of intent, memorandum of understanding or commitment that is material to the Company.

           Except as set forth on Schedule 2.17 hereto, each agreement,
                                  -------------
contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment to which the Company is a party or by which it is bound that is set forth in Schedule 2.17 hereto (or is
                                             -------------
required to be set forth in Schedule 2.17) (i) is in full force and effect,
                            -------------
(ii) has not been breached by the Company or, to the Company's knowledge, any other party thereto, and the Company is not in default thereunder and has not received written notice of any default thereunder, and (iii) contains no liquidated damages, indemnification obligation, penalty or similar provision. To the best of the Company's knowledge, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

     2.18  Taxes.
           -----

           (a) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the Closing (or, in the case of a Tax Return that is not filed with respect to a period) that is due on or before the Closing, by or on behalf of the Company (collectively, "Tax Returns" and individually a "Tax Return"), have been or will be completed and filed when due (including any extensions of such due date), all such Tax Returns were or will be complete and accurate as filed, and all amounts shown due on such Tax Returns on or before the Closing has been or will be paid on or before such date. The Company Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (whether or not shown as due on the Tax Returns) with respect to all periods or portions thereof through November 30, 1997 and the Company has not incurred and will not incur any Tax liability in excess of the amount reflected on its November 30, 1997 balance sheet included in the Company Financial Statements with respect to such periods or portions thereof, and (ii) the Company's balance sheet as of November 30, 1997, properly accrues in accordance with GAAP all material liabilities for Taxes payable after November 30, 1997 with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Company Financial Statements relating to Tax matters is true, complete and accurate in all material respects. No Tax liability since
November 30, 1997 has been incurred by the Company other than in the ordinary course of business and adequate provision has been made by the Company for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

           (b) The Company has previously provided or made available to Purchaser true and correct copies of all income, franchise, payroll and sales Tax Returns, and, as reasonably requested by Purchaser, prior to or following the date hereof, presently existing information statements and reports. The Company has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. No Tax Returns filed with respect to Taxable years of the Company through the Taxable year ended December 31, 1996, in the case of the United States, have been examined and closed. The Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect. There is no material claim, audit, action, suit, proceeding, or (to the best knowledge of the Company) investigation now pending or (to the best knowledge of the Company) threatened against or with respect to the Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax authority has been received by the Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to the Company, materially and adversely affect the liability of the Company for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. The Company is in full compliance with all the terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither the Company nor any person on behalf of the Company has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by the Company. None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former
Section 168(f)(8) of the Code. None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under
Section 103(a) of the Code. None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code. The Company has not made and will not make a deemed dividend election under Treas. Reg. (S)1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. The Company has never been a party to any transaction intended to qualify under
Section 355 of the Code or any corresponding provision of state law. The Company has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. No shareholder of the Company is other than a United States person within the meaning of the Code. The Company shall have no liability for Taxes, or any obligation to respond to any claim, regarding any taxes of any shareholder of the Company. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country and the Company has not engaged in a trade or business within any foreign country. The Company has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of state law. All material elections with respect to the Company's Taxes made during the fiscal years ending, December 31, 1994, 1995 and 1996 are reflected on the Tax Returns for such periods, copies of which have been provided to Purchaser. The Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. The Company is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company has previously provided or made available to Purchaser true and correct copies of all Tax Returns, and, as reasonably requested by Purchaser, prior to or following the date hereof, presently existing information statements and reports. The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code. The Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

           (c) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 2.18, the term "Company" means the Company and any entity included in, or required under GAAP to be included in, any of the Company Financial Statements.

     2.19  Intellectual Property.
           ---------------------

           (a)  Except as otherwise set forth in Schedule 2.19 hereto, the
                                                 -------------
Company owns, or is licensed or otherwise entitled to exercise, the rights necessary to operate its business as currently operated with respect to all patents, trademarks, trade names, service marks, copyrights, trade secret rights and other intellectual property rights (including customer and consultant data maintained in the Company's databases), and any applications or registrations therefor, and all technology, source code, know-how, computer software programs and all other tangible and intangible information or material used in the business of the Company as currently conducted or in connection with products or services currently under development without any conflict or infringement of the rights of others (collectively, the "Company Intellectual Property Rights"). All of the trademarks, trade names, service marks and registered copyrights included in such Company Intellectual Property Rights are set forth in Schedule 2.19
                                                              -------------
hereto. Except as set forth on Schedule 2.19 hereto, the Company has no patents,
                               -------------
patent applications, trademark registrations, trademark applications or copyright registrations. In addition, the Company has taken reasonable steps (including, without limitation, entering into confidentiality and non-disclosure agreements with all officers and employees of and consultants to the Company with access to or knowledge of the Company Intellectual Property Rights that the Company wishes to maintain as confidential) to maintain the secrecy and confidentiality of, and its proprietary rights in, all the Company Intellectual Property Rights that the Company wishes to maintain as confidential.

           (b)  Schedule 2.19 hereto also lists (i) all patents and patent
                -------------
applications owned by the Company and all trade names, trademarks, service marks, registered copyrights and other company, product or service identifiers owned by the Company that are included in the Company Intellectual Property Rights, and specifies the jurisdictions in which each such the Company Intellectual Property Right has been registered, including the respective registration/application numbers;
(ii) other than nonexclusive, object code only end user licenses entered into in the ordinary course of business, all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any the Company Intellectual Property Right; and (iii) all licenses under which the Company is or may be obligated to make royalty or other payments. Copies of all licenses, sublicenses, and other agreements identified pursuant to clause (ii) above have been delivered by the Company to Purchaser.

           (c) The Company is not in violation in any respect of any license, sublicense or agreement affecting or related to the Company Intellectual Property Rights. As a result of the execution and delivery of this Agreement or the performance of the Company's obligations hereunder, the Company will not be in violation in any material respect of any license, sublicense or agreement described in Schedule 2.19 hereto, or lose or in any way impair any rights
             -------------
pursuant thereto.

           (d) The Company is the absolute owner or a nonexclusive or exclusive licensee of, with all necessary right, title and interest in and to (free and clear of any Liens), non-public domain the Company Intellectual Property Rights and has rights to the use, sale, license or disposal thereof in connection with the products or services in respect of which the Company Intellectual Property Rights are being used.

           (e) No claims with respect to the Company Intellectual Property Rights have been asserted to the Company, or, to the Company's knowledge, are threatened by any person, and the Company knows of no claims (i) to the effect that the Company infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party, (ii) contesting the right of the Company to use, sell, license or dispose of any the Company Intellectual Property Rights, or
(iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights.

           (f) To the knowledge of the Company, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including, without limitation, any Service Provider of the Company; the Company has not been sued or, to the Company's knowledge, charged as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights. To the knowledge of the Company, the Company does not have any infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of another.

           (g) No Company Intellectual Property Right owned by the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual

Property Right, except in the ordinary course of business. The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Company Intellectual Property Right. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Company Intellectual Property Rights developed or owned by the Company. Schedule 2.19 hereto separately identifies each
                         -------------
exclusive arrangement between the Company and any third party to use, license, sublicense, sell or distribute any Company Intellectual Property Right or any Company product or service.

     2.20  No Violations. No Service Provider of the Company is in violation of
           -------------
any term of any judgment, decree or order, or any term of an employment contract (whether written or verbal), patent or trademark disclosure agreement or any other contract or agreement relating to the relationship of any such service provider with the Company or any other party (including prior employers), because of the nature of the business now conducted by the Company.

     2.21  Title to Properties; Absence of Liens and Encumbrances; Condition of
           --------------------------------------------------------------------
Equipment.
---------
           (a) All of the Company's existing owned real property is hereto listed on Schedule 2.21(a).
          ----------------

           (b) Copies of all of the currently effective real property leases pursuant to which the Company is the lessor or lessee have been previously delivered to Purchaser. Schedule 2.21(b) hereto sets forth a complete and
                        ----------------
accurate list of all real property leased by the Company.

           (c) The Company owns or has valid leasehold interests in all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens (other than Liens for Taxes that are not yet delinquent), except as reflected in the Company Financial Statements and except for such imperfections of title and encumbrances, if any, that are not substantial in character, amount or extent, and that do not and are not reasonably likely to materially detract from the value, or interfere with the use, as presently conducted, of the property subject thereto or affected thereby. Each of the leases identified in Schedule 2.21(b) hereto, is valid and
                                           ----------------
enforceable against the Company, and, to the Company's knowledge, the other party or parties thereto in accordance with its terms. The Company has not received notice that any party to such leases is in default and no circumstance exists which, with the passage of time or the giving of notice could constitute a default under, any such lease(s). Except as set forth in Schedule 2.21(c)
                                                            ----------------
hereto, no consent of any party is required to any lease of which the Company is a party as a consequence of the transactions contemplated hereby.

           (d) Each item of machinery and equipment (the "Equipment") owned or leased by the Company is listed in Schedule 2.21(d) hereto, except such
                                   ----------------
Equipment which individually has a net book value of less than $5,000. The Equipment is (i) adequate for the conduct of the business of the Company consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, (iv) regularly and properly maintained, and (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

           (e) Since November 30, 1997, there has not occurred any transfer of title other than in the ordinary course of business of, any material abandonment of or any material pilferage or any other material loss with respect to, any of the Company's property, plant or equipment.

           (f)  Schedule 2.21(f) hereto also contains a true and correct list
                ----------------
of all of the physical assets (including fixed assets) having a net book value in excess of $5,000 owned or leased by the Company or on consignment, provided that leased property may be summarized on such schedule by lessor, lease number, amount financed and type of equipment. All improvements on leased property used in the business of the Company and the present use thereof are performed in all material respects in accordance with all applicable laws. The net book value of any fixed assets used in the Company's business has not been written up or down, other than pursuant to depreciation or amortization expense in accordance with its historical practice.

     2.22  Environmental Matters.
           ---------------------

           (a) For purposes of this Section 2.22, the following terms shall have the following meanings:

                (i) "Court Order" shall mean any judgment, order, award or decree of any foreign, federal, provincial, state, local or other court or tribunal, or any Governmental Entity, and any award in any arbitration proceeding;

                (ii) "Disposal Site" shall mean landfill, disposal agent, waste hauler or recycler of Hazardous Materials;

                (iii) "Environmental Encumbrance" shall mean any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind in favor of any Governmental Entity for (i) any liability under any Environmental Law or (ii) damages arising from, or costs incurred by such Governmental Entity in response to, a Release or threatened Release of a Hazardous Material into the environment;

                (iv) "Environmental Laws" shall mean all Requirements of laws that relate to occupational health and safety or pollution or protection of the environment, including those relating to any Hazardous Material, any Hazardous Materials Activities or the use, handling, transportation, production, spill, pumping, injection, deposit, disposal, discharge, Release, threatened Release, migration, emission, sale or storage of, or the exposure of any person to, a Hazardous Material;

                (v) "Governmental Permits" shall mean all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Entity;

                (vi) "Hazardous Material" shall mean any material or substance or solid or hazardous waste that is prohibited or regulated by any Environmental Law or that is designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment;

                (vii) "Hazardous Materials Activities" shall mean the generation, storage, use, handling, transportation, distribution, sale, Release or threatened Release of, or Remedial Action concerning any Hazardous Material, performed in connection with the Company's business or the Real Property;

                (viii) "Real Property" shall mean real property now or at any time in the past owned or leased by the Company or any predecessors;

                (ix) "Release" shall mean the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material in, on, under or through the Real Property or the air, soil, surface water, ground water or improvements thereof; and

                (x) "Remedial Action" shall mean any reporting, investigation, health assessment, risk assessment, remediation, treatment, recycling, removal, transport, monitoring, maintenance or any other activity incident to the Release, threatened Release, investigation, remediation or removal of a Hazardous Material existing on the Real Property or in, on, under or through the air, soil, ground water, surface water or improvements thereof. "Requirements of Laws" shall mean any laws, statutes, regulations, rules, guidelines, codes, ordinances, judgments, injunctions' decrees, orders, permits, approvals, treaties or protocols enacted, adopted, issued or promulgated by any Governmental Entity (including, without limitation, those pertaining to electrical building, zoning, environmental and occupational safety and health requirements) or common law in effect on the date hereof.

           (b)  Except to the extent described in reasonable detail on
Schedule 2.22 hereto:
-------------

                (i) The Company complies in all material respects with all applicable existing federal, state or local laws, statutes or regulations, and all existing decrees, orders, arbitration awards, and all licenses or permits issued by any federal, state or local governmental authority relating to the Environmental Laws, including, without limitation, Environmental Laws relating to: (i) Hazardous Materials; (ii) air, water and noise pollution; (iii) ground water contamination; (iv) the release or threatened release into the environment of Hazardous Materials; (v) the protection of wildlife, marine sanctuaries and wetlands; (vi) the protection of natural resources; (vii) storage tanks, vessels and related equipment; (viii) abandoned or discarded barrels, containers and other closed receptacles; (ix) health and safety of employees and other persons; and (x) otherwise relating to the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Materials;

                (ii) The Company has obtained and maintained all Governmental Permits relating to environmental health and safety necessary for the Company's operation of its business or required by any Environmental Laws, and the Company is in compliance in all material respects with all terms and conditions of such Governmental Permits;

                (iii) To the Company's knowledge, neither the Company nor any of the Real Property or present or past operations of the Company is subject to any pending or ongoing investigation by notice or order from or agreement with any person with respect to (A) any claim arising under Environmental Law, (B) any Remedial Action or (C) any claim of losses and expenses arising from the Release or threatened Release of a Hazardous Material;

                (iv) The Company is not subject to any pending or existing judicial or administrative proceeding, Court Order or settlement alleging or addressing a violation of or liability under any Environmental Law;

                (v) The Company has not filed, and the Company does not intend to file any notice or report under any Environmental Law reporting a violation of any Environmental Law;

                (vi) To the Company's and Shareholders' knowledge, there is not now, and there has never been, on or under any Real Property owned, used or occupied by the Company for which the Company could have liability or responsibility; (A) any underground storage tank or surface impoundment; or (B) any landfill or waste pile that either is or was used to dispose or store any Hazardous Material or contains or contained of Hazardous Material in a manner that could expose the Company to liability;

                (vii) The Company has received no written notices or written complaints alleging it is in violation of the Environmental Laws;

                (viii) The Company has not received any written notice of claim to the effect that it is or may be liable to any person as a result of the Release or threatened Release of a Hazardous Material into the environment or any Hazardous Materials Activities from or on any Real Property;

                (ix) Neither the Company nor the Shareholders are aware of any Environmental Encumbrance on any Real Property;

                (x) To the Company's and Shareholders' knowledge, any asbestos-containing material that is on or part of any Real Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law;

                (xi) None of the products or services sold in the past or distributed by the Company contains substantial amounts of asbestos containing material;

                (xii) To Company's and Shareholders' knowledge, no Hazardous Material is present on Real Property, except in customary amounts in the industry of which the Company is a part;

                (xiii) Any Hazardous Materials Activities (A) have been conducted by the Company in compliance with applicable Environmental Laws, and
(B) have not resulted in the exposure of any person to a Hazardous Material in a manner that has or will cause an adverse health effect to such person for which the Company will have liability or responsibility;

                (xiv) No Court Order, action, proceeding, liability or claim exists or, to the Company's or Shareholders' knowledge, is threatened, against any Disposal Site used by the Company or against the Company with respect to any transfer or release of Hazardous Materials by the Company to a Disposal Site used by the Company, and there is no valid basis for such claim based on any conduct of the Company;

                (xv) The Company is not aware of any fact or circumstance that is reasonably expected to involve the Company in any environmental litigation or impose upon the Company any environmental liability that would have a material and adverse effect on the Business Condition of the Company; and

                (xvi) The Company has no records pertaining to environmental audits or environmental assessments of any Real Property.

           (c)  Except to the extent described in reasonable detail on
Schedule 2.22 attached hereto, there have been no events, conditions,
-------------
circumstances, activities, practices, incidents, actions or plans which may prevent continued compliance by the Company with applicable Environmental Laws with regard to the Company's Real Property.

     2.23  Insurance.  Schedule 2.23 hereto lists all insurance policies and
           ---------   -------------
fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, and the amounts of coverage, premiums, expiration date, broker and carrier under each such policy and bond of the Company. The Company has delivered to Purchaser complete and correct copies of all such policies together with all riders and amendments thereto. The Company has not been refused any requested coverage and no claim made by the Company has been denied by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company does not know of any threatened termination of, the invalidation of any coverage of or premium increase with respect to, any of such policies. Except as otherwise indicated on
Schedule 2.23, all insurance policies insuring liabilities of the Company are
-------------
written to insure on an "occurrence" basis.

     2.24  Personnel.  Set forth on Schedule 2.24 hereto is a true and complete
           ---------                -------------
list identifying all directors, officers, regular and temporary employees, independent contractors and consultants of the Company, as of the date hereof, setting forth the job title of, and salary (including bonuses and commissions) payable to, each such person. Except as set forth on Schedule 2.24 hereto, the
                                                      -------------
employment of each such employees is at-will employment.  Except as set forth on
Schedule 2.24 hereto and except as required by applicable law, the Company does
-------------
not have any obligation (i) to provide any particular form or period of notice prior to termination or (ii) to pay any of such employees any severance benefits in connection with their termination of employment or service. Except as set forth on Schedule 2.25 hereto, the Company has not entered into any consulting
         -------------
agreements with any service provider who owes services to or are owed compensation by the Company for services provided.

     2.25  Immigration Compliance.  Except as set forth on Schedule 2.25:
           ----------------------                          -------------

           (a) The Company is in compliance with all applicable federal, state and local laws, rules, directives and regulations relating to the employment authorization of their respective employees (including, without limitation, the Immigration Reform and Control Act of 1986, as amended and supplemented, and
Section 212(n) and 274A of the Immigration and Nationality Act, as amended and supplemented, and all implementing regulations relating thereto), and the Company has not employed nor is any such entity currently employing any unauthorized aliens (as such term is defined under 8 CFR 274a.1(a)).

           (b) The Company has not received any notice from the Immigration and Naturalization Service (the "INS") or the United States Department of Labor (the "DOL") of the disapproval or denial of any visa petition or entry permit pending before the INS or labor certification pending before the DOL on behalf of any employee or prospective employee of the Company.

           (c)  Schedule 2.25 hereto sets forth a true, complete and accurate
                -------------
list of all non-immigrant or immigrant visa petitions and entry permits pending and approved petitions and applications pending before the INS or DOL on behalf of any of the employees or prospective employees of the Company.

           (d) Since the approval of each of their respective visa petitions, there has been no material change in the terms and conditions of employment of any employees of the Company.

           (e) The Company shall have delivered to Purchaser by the Closing Date true, accurate and complete copies of all visa petitions, entry permits and visa applications (and all supporting documents) submitted to the INS for all foreign employees and prospective foreign employees of the Company.

     2.26  Third-Party Consents.  Except as set forth in Schedule 2.21(c) or
           --------------------                          ----------------
Schedule 2.26 hereto, no consent or approval is needed from any third party in
-------------
order to effect any of the transactions contemplated hereby.

     2.27   Related-Party Transactions.  Except as set forth in Schedule 2.27
            --------------------------                          -------------
hereto, no shareholder, employee, officer or director of the Company or member of his or her immediate family is indebted to the Company, and the Company is not indebted (or committed to make loans or extend or guarantee credit) to, or subject to a guarantee from, any of them. None of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that the employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly interested in any contract with the Company.

     2.28   Bank Accounts and Powers of Attorney.  Set forth in Schedule 2.28
            ------------------------------------                -------------
hereto is an accurate and complete list showing as of the date hereof (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

     2.29   Brokers or Finders; Professional Fees.  Except as set forth in
            -------------------------------------
Schedule 2.29 hereto, no third party shall be entitled to receive any brokerage
-------------
commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or the Shareholders. The Company has, prior to the date hereof, furnished Purchaser with a copy of any engagement letter entered into by the Company or any Shareholders and each of the financial advisors and brokers identified on
Schedule 2.29 hereto in connection with the transactions contemplated by this
-------------
Agreement.

     2.30   No Illegal Payments.  Neither the Company nor any of its directors,
            -------------------
officers or other employees, agents or representatives have (a) made any payments or provided services or other favors in the United States or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the business of the Company; or (b) made any political contribution that would not be lawful under the laws of the United States, including, but not limited to, The Foreign Corrupt Practices Act of 1977, or the foreign country in which such payments were made. Neither the Company nor any of its directors, officers or other employees, agents or representatives or, to the Company's knowledge, any customers or suppliers of any of them, have been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits of other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of the Company with respect to any political contribution.

     2.31   Guarantors.  There are no guarantors of any Liability of the
            ----------
Company, and the Company has not entered into any guaranty of any liability or obligation of any other party.

     2.32   Schedules.  Matters disclosed on each Schedule shall, unless
            ---------
expressly provided in this Agreement or in such Schedule, be deemed disclosed for purposes of the matters to be disclosed on such Schedule and any other Schedule on which the same or substantially the same disclosure is required, provided that the disclosure in the Schedule is sufficiently detailed to permit a reasonable reader to know such disclosure related to the matters required to be disclosed on such other Schedule. The Company and Shareholders have used and undertake to use its reasonable best efforts to include accurate cross-references between schedules wherever applicable.

     2.33   Correctness of Representations.  No representation or warranty of
            ------------------------------
the Company and Shareholders in this Agreement or in any Exhibit or Schedule attached hereto, when read as a whole with this Agreement and all other Exhibits, certificates and Schedules, contains, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein not misleading in any material respect.


                                  ARTICLE III

         ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     Each Shareholder, jointly and severally, hereby represent and warrant to Purchaser as follows:

     3.1   Title to Company Common Stock.  The Shareholders own the Shares,
           -----------------------------
beneficially and of record, free and clear of any liens, claims, encumbrances, or proprietary interests of any third party, and hold the Shares as "Lalit and Satindra Kapoor, as Community Property." There is not outstanding any subscription, option, warrant, call, right or other agreement or commitment obligating such Shareholder or the Company to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any shares of Company Capital Stock.

     3.2   Purchase for Own Account.  The Purchaser Common Stock to be received
           ------------------------
in the Acquisition (the "Acquisition Shares") will be acquired for investment for the Shareholder's own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the Acquisition Shares. By executing this Agreement, such Shareholder further represents that the Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Acquisition Shares.

     3.3   Accredited Investor.  Each Shareholder is an "accredited investor"
           -------------------
within the meaning of Rule 501 promulgated under the Securities Act and (ii) by reason of his business and financial experience, such Shareholder has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, and is able to bear the economic risk of such investment and is able to afford a complete loss of such investment. Such Shareholder acknowledges that he has been granted the opportunity to ask questions of, and receive answers from, representatives of Purchaser concerning Purchaser and the Acquisition Shares and to obtain any additional information that he deems necessary to verify the accuracy of the answers he received from such representatives. Such Shareholder acknowledges that he and those persons retained by him to advise him with respect to the Tax effects of the Acquisition and the transactions contemplated thereby have fully and independently examined the Tax effects of such transactions as they may related to him. Purchaser makes no representation or warranty whatsoever with respect to such Tax effects, and such Shareholder further acknowledges that he is not relying on any representation or warranty of Purchaser with respect to such Tax effects.

     3.4   Restricted Securities.  Each Shareholder understands that the
           ---------------------
Acquisition Shares are characterized as "restricted securities" under the United States federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the under the United States Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. Such Shareholder further understands that the Acquisition Shares are not qualified under "blue sky" laws of any jurisdiction, and Purchaser is not, nor will it be, under any obligation to register such Acquisition Shares under the Securities Act or the "blue sky" laws of any jurisdiction. Each Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

     3.5   Further Limitations on Disposition.  Without in any way limiting the
           ----------------------------------
representations set forth above, such Shareholder further agrees not to sell or otherwise dispose of any Acquisition Shares without registration under the Securities Act and qualification under the "blue sky" laws of the appropriate jurisdiction, unless an exemption from registration and qualification thereunder is available. In connection with the proposed transfer of any Acquisition Shares that have not been registered under the Securities Act, if attempting to transfer such shares, such Shareholder shall deliver written notice to Purchaser describing in reasonable detail the proposed transfer, together with an opinion, in form and substance reasonably satisfactory to Purchaser and its counsel to the effect that such transfer of the Acquisition Shares may be effected without registration under the Securities Act and qualification under any applicable state securities laws.

     3.6   Lock-Up Agreement.  Each Shareholder understands that the Acquisition
           -----------------
Shares shall be subject to a Lock-Up Agreement (as hereinafter defined).

     3.7   Legends.  Each Shareholder understands that the certificates
           -------
evidencing the Acquisition Shares shall bear the following legends:

           "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.

           The shares represented by this certificate are subject to an agreement that restrict the transfer of these shares before February 1, 1998. Copies of the agreement may be obtained upon written request of the Secretary of the Company."

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to the Shareholders that the representations and warranties set forth below are true and correct as of the date hereof. As used in this Agreement, "Business Condition" with respect to Purchaser shall refer to Purchaser and all of its subsidiaries taken as a whole and shall mean the financial condition, business, prospects, results of operations and assets of Purchaser and all of its subsidiaries taken as a whole.

     4.1   Organization; Standing and Power.  Purchaser is a corporation duly
           --------------------------------
organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

     4.2   Authority.
           ---------

           (a) Purchaser has or will have all requisite corporate power and authority to enter into this Agreement and the Related Agreements (to the extent each is a party), to execute, deliver and perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. Each of this Agreement and the Related Agreements is a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

           (b)  Subject to satisfaction of the conditions set forth in
Article VII hereto, the execution and delivery of this Agreement and the Related Agreements do not and the performance and consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to Purchaser or its properties or assets, or conflict with or result in any conflict with, breach or violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or the loss of a benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of Purchaser pursuant to (i) any provision of its Certificate of Incorporation or Bylaws, or (ii) any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license material to the Business Condition of Purchaser and to which Purchaser is a party or by which Purchaser or any of its property or assets may be bound or affected.

           (c) No consent, approval, order or authorization of, or registration, declaration, qualification, or filing of or with, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the Related Agreements or the consummation by Purchaser of the transactions contemplated hereby except for consents, authorizations, filings, approvals and registrations, which if not obtained or made, would not be reasonably likely to have a material adverse effect on the Business Condition of Purchaser.

     4.3   Purchaser Common Stock.  The Acquisition Shares, when issued, will be
           ----------------------
duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or subscription rights or rights of first refusal.


                                   ARTICLE V

                              CONDUCT OF BUSINESS

     5.1   Conduct of Business of the Company.  During the period from the date
           ----------------------------------
hereof and continuing until the earlier of the termination of this Agreement or the Closing, the Company covenants and agrees that it shall carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such business, use its reasonable efforts to preserve intact its present business organizations, keep available the services of its present service providers and preserve its relationships with customers, suppliers, distributors, licensors, licensees, consultants and contractors and others with whom it has business dealings, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing. The Company shall promptly notify Purchaser of any event or occurrence not in the ordinary course of business of the Company, and any event that could have a material and adverse effect on the Business Condition of the Company. Without limiting the foregoing, except as expressly contemplated by this Agreement, the Company, without the prior written consent of Purchaser (not to be unreasonably withheld or delayed), shall not:

           (a) Enter into any commitment or transaction not in the ordinary course of business to be performed over a period longer than two (2) months in duration, or, except as in accordance with its existing capital budget previously disclosed to Purchaser, to purchase fixed assets with an aggregate purchase price exceeding $50,000;

           (b) Terminate or grant any severance or termination pay to any service provider, except mandatory payments made pursuant to written agreements outstanding on the date hereof (which agreement or arrangement is disclosed in
Schedule 2.24 hereto);
-------------

           (c) Enter into or amend any agreements pursuant to which any other party is granted marketing or other similar rights of any type or scope with respect to any products or services of the Company;

           (d) Violate, amend or otherwise modify, in any material respect, the terms of any contract listed in Schedule 2.17 hereto;
                                -------------

           (e) Commence a lawsuit other than for the routine collection of bills;

           (f)  Except as contemplated by Schedule 5.1(f) hereto, declare or
                                          ---------------
pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of other securities in respect of, in lieu of, or in substitution for shares of Company Capital Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock;

           (g) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of or authorization of, the purchase of any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

           (h) Except as expressly provided for in Article VII, cause or permit any amendments to the Company Charter or the Company Bylaws, or take any action or make any filings with any federal or state regulatory agency or department that would modify or alter the Company's corporate, legal or regulatory status in any material respect;

           (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that would be material, individually or in the aggregate, to the Business Condition of the Company, except as in accordance with its existing capital budget previously disclosed to Purchaser;

           (j) Except as expressly provided for in Article VII, sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business;

           (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for any indebtedness incurred in the ordinary course of business for borrowed money under the Company's existing $250,000 line of credit with Wells Fargo Bank with the prior approval of Purchaser;

           (l) Adopt or amend any plan, or enter into any employment contract, pay any special bonus or special remuneration to any service provider, or increase the salaries or wage rates of its employees other than pursuant to scheduled employee reviews under normal employee review cycles or pursuant to the Company's existing bonus plans, as the case may be, or in connection with the hiring of employees other than officers in the ordinary course of business, in all cases consistent with past practice, or otherwise increase or modify the compensation or benefits payable or to become payable by the Company to any of its service providers, except for employees other than officers in the ordinary course of business, consistent with past practice, or for changes pursuant to employment agreements in effect as of the date hereof;

           (m) Take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

           (n) Re-value in any material respect any of its assets, including, without limitation, writing down the value of inventory or accounts receivable;

           (o) Except as expressly provided for in Article VII, pay, discharge or satisfy in an amount in excess of $10,000 in any one case any claim, liability other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Company Financial Statements;

           (p)  Except for the amended Tax Return as expressly set forth in
Schedule 2.18(b), make any material Tax election, change any material Tax
----------------
election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any Tax accounting method, file any Tax Return (other than any estimated tax returns, immaterial information returns, payroll tax returns or sales tax returns) or any amendment to a Tax Return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment;

           (q) Engage in any activities or transactions that are outside the ordinary course of its business consistent with past practice, including the forming, financing or contributing any property to any business entity;

           (r) Fail to pay or otherwise satisfy its monetary obligations as they become due or consistent with past practice, except such as are being contested in good faith;

           (s)  Waive or commit to waive any rights of substantial value;

           (t) Cancel, amend or, other than in the ordinary course upon expiration of a policy term, renew any insurance policy;

           (u) Alter, or enter into any commitment to alter, in any material respect its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof;

           (v) Pay its employees or shareholders bonuses, or any other extraordinary payments, including, without limitation, dividends or other distributions with respect to its outstanding capital stock or other equity interests; provided, however, the Company shall be permitted to pay, pursuant to Purchaser's prior written consent which is hereby given, bonuses in the amounts and to the individuals set forth on Schedule 5.1(v) hereto;
                                    ---------------

           (w) Take, or permit or suffer to be taken, any action which is represented and warranted in Section 2.9 not to have occurred since November 30, 1997 other than with the prior written consent of Purchaser; or

           (x) Issue any new options, warrants or any instruments to purchase the Company's capital stock.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1   Access to Information; Provision of Interim Financial Statements.
           ----------------------------------------------------------------

           (a) Upon reasonable advance notice, the Company shall afford Purchaser and its accountants, counsel and other representatives, reasonable access during normal business hours during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement to (i) all properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel as may reasonably be requested, provided that any information provided pursuant hereto or any investigation by each party hereto shall not affect such party's right to rely on the representations, warranties, agreements and covenants made by the other party herein. The Company shall use commercially reasonable efforts to cause the Company's accountants to cooperate with Purchaser in auditing the financial statements of the Company's business, including but not limited to, executing any and all customary representation or other letters or agreements required by Purchaser's accountants.

           (b) The Company shall provide Purchaser with an unaudited monthly balance sheet, income statement and statement of cash flows within thirty (30) days of each month-end prior to the Closing Date, as well as copies of such other internal financial statements as may be requested by Purchaser.

           (c) The Company shall provide Purchaser with all information necessary for the preparation of any documents or filings prepared by Purchaser to be filed with any applicable securities or blue sky commissions.

     6.2   No Solicitation.  From and after the date of this Agreement until the
           ---------------
earlier of (i) the Closing or (ii) the termination of this Agreement:

           (a) The Shareholders and the Company shall not, and the Shareholders shall cause the Company not to, directly or indirectly, though any officer, director, employee, representative or agent of the Company or any Shareholder,
(i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale or substantial assets, sale of shares of Company Capital Stock (including without limitation by way of a tender offer) or similar transactions involving the company other than the transactions contemplated by this Agreement (any of the foregoing inquires or proposals being referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussion concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal.

           (b) The Company shall immediately notify Purchaser (in no event later than 24 hours) after receipt by the Company (or its advisors) of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company or the Company's Board of Directors that it is considering making, or has made, an Acquisition Proposal. Such notice to Purchaser shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, injury or contact.

           (c) The Company and the Shareholders shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Purchaser) conducted heretofore with respect to any of the foregoing. The Company agrees not to release to any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

           (d) The Company shall ensure that the officers, directors, employees, representatives and agents of the Company and any investment banker or other advisor or representative retained by the Company are aware of the restriction described in this Section 6.2.

     6.3   Breach of Representations, Warranties, Agreements and Covenants.
           ---------------------------------------------------------------
Each of Purchaser, the Company and the Shareholders shall use its respective reasonable commercial efforts to not take, or fail to take, any action that from the date hereof through the Closing would cause or constitute a breach of any of its respective representations, warranties, agreements and covenants set forth in this Agreement. In the event of, and promptly after becoming aware of, the actual, pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, each party shall give detailed notice thereof to the other parties and shall use its reasonable commercial efforts to prevent or promptly remedy such breach or inaccuracy; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.4   Reasonable Commercial Efforts.  Upon the terms and subject to the
           -----------------------------
conditions hereof each of the parties hereto shall use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise satisfy or cause to be satisfied all the conditions to closing under this Agreement.

     6.5   Public Announcements.  Without the prior written consent of
           --------------------
Purchaser, the Company (nor any of its officers, directors, employees, agents, shareholders or affiliates) will not disclose the existence or terms of this Agreement prior to the Closing and will not without the consent of Purchaser, make any public announcement or statement regarding the transactions contemplated by the Agreement. Purchaser may make an announcement to employees and the public of the transactions contemplated by this Agreement at its discretion.

     6.6   Expenses.  All fees and expenses incurred in connection with this
           --------
Agreement and the transactions contemplated hereby, including but not limited to fees of any finders or brokers or investment bankers, attorneys and accountants retained by such party, shall be paid by the party incurring such expenses, whether or not the Closing occurs; provided, however, that the fees and expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby (the "Company Expenses") shall be deemed to be expenses of the Shareholders. The Shareholders hereby authorize Purchaser to deduct the Company Expenses from the Aggregate Purchase Price.

     6.7   Schedules.  From time to time prior to the Closing Date, the Company
           ---------
will promptly supplement or amend the Disclosure Schedules, as the case may be, with respect to any matter hereafter arising or discovered that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules, as the case may be, or that is necessary to correct any information in the Disclosure Schedules, as the case may be, or in any representation and warranty of the Company that has been rendered inaccurate thereby. For purposes of determining the accuracy of the respective representations and warranties contained in Articles II and III, and in order to determine the fulfillment of the conditions set forth in Sections 7.2(a), the Disclosure Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

     6.8   Confidentiality.  The parties acknowledge that the parties hereto
           ---------------
have previously executed a confidentiality agreement dated November 14, 1997 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

     6.9   Employment and Non-Competition Agreement.  On or before the Closing
           ----------------------------------------
Date, Lalit M. Kapoor shall enter into an Employment and Non-Competition Agreement in the form attached hereto as Exhibit 7.2(e) (the "Employment and
                                         --------------
Non-Competition Agreement").

     6.10   Lock-Up Agreement.  On or before the Closing Date, each of the
            -----------------
Shareholders shall enter into a Lock-Up Agreement in the form attached hereto as
Exhibit 7.2(f) (the "Lock-Up Agreement").
--------------

     6.11   Resignations.  Each member of the Board of Directors of the Company
            ------------
shall resign as a director and each officer of the Company shall resign such office except for the resignation of Lalit M. Kapoor as President and Director of the Company, effective as of the Closing Date, and deliver to Purchaser such written resignations. Brenda C. Hall and Paul H. Bartlett shall be appointed as members of the board of directors of the Company effective upon the Closing. Brenda C. Hall, Paul H. Bartlett and Martin A. Kropelnicki shall be appointed as Chairman of the Board, Vice President, and Chief Financial Officer and Secretary, respectively, of the Company effective upon the Closing.

     6.12   1997 Tax Returns.  Lalit M. Kapoor shall use his best efforts to
            ----------------
cause the Company's accountants to prepare all Tax Returns with respect to the Company's Taxes for the fiscal year ending December 31, 1997.

     6.13  Operation of the Company Through December 31, 2000.  For the period
           --------------------------------------------------
commencing on the Closing Date and ending on December 31, 2000, so long as Lalit
M. Kapoor has not (i) voluntarily terminated his employment with the Company or
(ii) been terminated with Cause (as defined in the Employment and Non-Competition Agreement), Purchaser shall:

           (a)  maintain the Company as a wholly owned subsidiary;

           (b) maintain the principal offices of the Company in Lafayette, California;

           (c) not (i) restrict the Company from placing contractors at more than five specific customers; or (ii) subject to compliance with applicable laws, rules and regulations, require the Company to seek approval from Purchaser prior to hiring contractors in foreign countries;

           (d) be subject to the same or substantially the same business arrangements the Company maintains with other brokers and which are consistent with the Company's past business practices;

           (e) allow the Company to price contractors to achieve an average gross margin on a quarterly basis of greater than 29% for any quarter; provided,
                                                                      ---------
however, that the Company shall price contractors pursuant to the pricing grid
-------
as set forth in Schedule 6.13(e) hereto unless the Company obtains Purchaser's
                ----------------
prior written approval to price below the ranges specified in Schedule 6.13(e);
                                                              ----------------
and

           (f) provide access to the Company to funds for use in the operation of the Company's business on an ongoing basis in any month during the Earnout Period equal at least to the amount the Company's prior month's billings, provided that such funds are not intended to be the sole source of funds for the operation of the Company's business but rather are intended to be in lieu of the Company's current line of credit.


                                  ARTICLE VII

                             CONDITIONS TO CLOSING

     7.1   Conditions to Each Party's Obligation to Closing.  The respective
           ------------------------------------------------
obligations of each party to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

           (a)  Approvals.  All authorizations, consents, orders or approvals
                ---------
of, or declarations or filings with or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, been obtained or expired, as applicable.

           (b)  No Injunctions or Restraints.  No temporary restraining order,
                ----------------------------
preliminary injunction or permanent injunction or other final order prohibiting the consummation of the purchase and sale of the Shares shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted as promptly as practicable.

           (c)  Statutes.  No action shall have been taken, and no statute,
                --------
rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the purchase and sale of the Shares by any Governmental Entity of competent jurisdiction that is in effect and prohibits the consummation of the purchase and sale of the Shares.

     7.2   Conditions to Obligation of Purchaser.  The obligations of Purchaser
           -------------------------------------
to consummate and effect this Agreement and the transactions contemplated hereby shall also be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, waived by Purchaser:

           (a)  Representations and Warranties.  The representations and
                ------------------------------
warranties of the Shareholders set forth in this Agreement that are qualified as to materiality shall be true and correct as so qualified, and the representations and warranties of the Shareholders set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and Purchaser shall have received a certificate signed by each of the Shareholders to such effect.

           (b)  Performance of Obligations of the Company and Shareholders.  The
                -----------------------------------------------------------
Company and the Shareholders shall have performed all obligations and covenants required to be performed by them under this Agreement in all material respects on or prior to the Closing Date and Purchaser shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company and each of the Shareholders to such effect.

           (c)  No Material Adverse Change.  No material adverse change of the
                --------------------------
Business Condition of the Company shall have occurred.

           (d)  Tax Liability.  The Company shall not have incurred any Tax
                -------------
liabilities outside the ordinary course of business, including, without limitation, with respect to the sale or distribution of any real property.

           (e)  Employment and Non-Competition Agreement.  The Employment and
                ----------------------------------------
Non-Competition Agreement, in the form attached hereto as Exhibit 7.2(e), shall
                                                          --------------
be executed and delivered by Purchaser, the Company and Lalit M. Kapoor.

           (f)  Lock-up Agreement.  The Lock-up Agreement, in the form attached
                -----------------
hereto as Exhibit 7.2(f), shall be executed and delivered by each of the
          --------------
Shareholders.

           (g)  Opinion of Counsel to the Company.  Purchaser shall have
                ---------------------------------
received an opinion dated the Closing Date of Gray Cary Ware & Freidenrich, A Professional Corporation, counsel to the Company, in form reasonably satisfactory to Purchaser and its counsel.

           (h)  Resignations.  Purchaser shall have received the written
                ------------
resignations of each director and officer of the Company, except for the resignation of Lalit M. Kapoor as President and Director of the Company.

           (i)  Consents.  The Company shall have received all written consents,
                --------
waivers and approvals, if any, and taken such other actions necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the Company to carry on its business after the Acquisition in the same manner immediately prior to the Acquisition; Purchaser shall have received duly executed copies of all third-party consents and approvals contemplated by this Agreement and identified on Schedule 2.21(c) and Schedule 2.26 hereto.
                                 ----------------------------------

           (j)  Third-Party Consents.  Purchaser shall have received duly
                --------------------
executed copies of all third-party consents and approvals required in connection with the transactions contemplated hereby.

           (k)  Due Diligence.  Purchaser and its legal counsel shall have
                -------------
completed their due diligence investigation of the Company to the sole satisfaction of Purchaser and Purchaser shall not have become aware, to Purchaser's sole discretion, of any facts or circumstances which could have an adverse effect on the Company, Purchaser, or the transactions contemplated hereby.

           (l)  Spin Off of Real Property.  At or prior to the Closing,
                -------------------------
Purchaser shall have received all documents evidencing that all of the right, title and interest in the real property located in Fremont, California, and more specifically described on Schedule 2.21(a), held in the name of the Company as
                          ----------------
of the date hereof, has been spun off and the Shareholders shall have entirely assumed or paid the outstanding note therefor, as amended, and any related instruments to such note, including but not limited to that certain Loan Modification Agreement dated February 2, 1996, all as described on Schedule
                                                                   --------
7.2(l).
------

           (m)  Spin Off of Leased Vehicles.  At or prior to the Closing,
                ---------------------------
Purchaser shall have received all documents evidencing that all personal vehicles leased by the Company as of the date hereof and listed on Schedule
                                                                   --------
7.2(m) have been spun off and that the Company does not have any obligation or
------
liability whatsoever with respect to such vehicles after the Closing.

           (n)  Evidence of Title.  Purchaser shall have received evidence, at
                -----------------
or prior to the Closing, satisfactory to it of the Company's title to all of the assets of the Company, free of all Liens, and the right of the Shareholders to fully convey all of the Company Capital Stock.

           (o)  Payment of Liens.  The Company shall have paid in full and
                ----------------
fulfilled all obligations with respect to all outstanding Liens, including those held by the State of

California and Wells Fargo Bank, N.A. against any of the assets of the Company or the Shareholders, and the Company or the Shareholders shall provide Purchaser all documents evidencing such payment in full, certified by a representative of the State of California and Wells Fargo Bank, N.A. including, without limitation, UCC-2 termination statements.

           (p)  Payment of Promissory Notes.  At or prior to the Closing,
                ---------------------------
Lalit Kapoor and Ashwin Kumar shall have paid in full, with interest, all amounts owing to the Company pursuant to promissory notes held by the Company in the principal amounts listed on Schedule 2.17(b) and the promissory note
                                ----------------
described in Schedule 2.9(m).
             ---------------

           (q)  Payment of Personal Property Taxes.  The Company shall have
                ----------------------------------
filed and paid in full, with interest and penalty, all personal property taxes of the Company.

     7.3   Conditions to Obligations of the Shareholders.  The obligations of
           ---------------------------------------------
each of the Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall also be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Shareholder Agent:

           (a)  Representations and Warranties. The representations and
                ------------------------------
warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct as so qualified, and the representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the Shareholders shall have received a certificate signed on behalf of Purchaser by the chief executive officer or president and the chief financial officer of Purchaser to such effect.

           (b)  Performance of Obligations of Purchaser.  Purchaser shall have
                ---------------------------------------
performed all obligations and covenants required to be performed by it under this Agreement in all material respects on or prior to the Closing Date and the Shareholders shall have received a certificate signed on behalf of Purchaser by the chief executive officer or president and the chief financial officer of Purchaser to such effect.

           (c)  No Material Adverse Change.  No material adverse change of the
                --------------------------
Business Condition of Purchaser shall have occurred.

           (d)  Third-Party Consents.  The Company shall have received duly
                --------------------
executed copies of all third-party consents and approvals required in connection with the transactions contemplated hereby.

           (e)  Employment and Non-Competition Agreement.  The Employment and
                ----------------------------------------
Non-Competition Agreement shall be executed and delivered by Purchaser, the Company and Lalit M. Kapoor.

                                 ARTICLE VIII

                                INDEMNIFICATION

     8.1   Survival of Representations and Warranties.
           ------------------------------------------

           (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any party, all representations, warranties, covenants and agreements of the Company, the Shareholders and Purchaser shall survive the Closing hereunder; provided however, that the representations and
                               -----------------
warranties of the Shareholders and Purchaser and the obligation of indemnity with respect thereto, set forth in Article II, Article III and Article IV of this Agreement, shall survive until May 10, 2000 with respect to claims for indemnification made on or before May 10, 2000, for which notice has been duly and properly given pursuant to the provisions of this Article VIII; provided
                                                                    --------
further, however, that the representations and warranties and the obligation of
----------------
indemnity with respect thereto shall survive with respect to such claims until they are finally determined and paid; provided further, however, that the
                                      -------------------------
representations and warranties and the obligation of indemnity with respect thereto of the Shareholders with respect to the representations and warranties set forth in Section 2.18 (Taxes) and Section 2.25 (Immigration Compliance) shall survive until the expiration of the applicable statutes of limitation on third party and governmental claims; provided further, however, that the
                                     --------------------------
representations and warranties and the obligation of indemnity with respect thereto of the Shareholders with respect to the representations and warranties set forth in Section 2.2 (Capital Structure) shall survive forever; and provided
                                                                        --------
further, however, that the obligation of indemnity of the Shareholders for
----------------
claims based on fraud or intentional misrepresentation with respect to any of the representations, warranties, covenants and agreements of the Shareholders in this Agreement shall survive forever.

           (b) As used in this Article VIII, except as otherwise indicated in this Article VIII, any reference to a representation, warranty or covenant contained in any section of this Agreement shall exclude the Disclosure Schedule relating to such section.

     8.2   Indemnification of Purchaser.  Subject to the terms and conditions of
           ----------------------------
this Article VIII, the Shareholders hereby agree, jointly and severally, to indemnify and hold harmless Purchaser, and its officers, directors and affiliates (collectively, "Affiliates") from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Purchaser Damages"), asserted against, resulting from, imposed upon, or incurred by Purchaser, its officers, directors or affiliates, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by the Company or Shareholders in this Agreement or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment (all of which shall also be referred to as "Identifiable Claims"). In addition, without giving effect to any of the disclosures or qualifications set forth in this Agreement, any accompanying schedule, exhibit, certificate or the Disclosure Schedule, each

Shareholder hereby agrees, jointly and severally, to indemnify and hold harmless Purchaser and its officers, directors and affiliates against any and all Purchaser Damages arising out of any liability or obligations for taxes imposed upon Purchaser (or its officers, directors and affiliates) or the Company for periods ending on or prior to the Closing and for portions through the Closing of periods beginning prior to the Closing and ending after the Closing, including, without limitation, any tax liability arising from the transactions contemplated in this Agreement, including any assets transferred or sold prior to the Closing or any tax liability arising out of or related to the Tax Returns.

     8.3   Indemnification of the Shareholders.  Purchaser hereby agrees to
           -----------------------------------
indemnify and hold harmless the Shareholders against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Shareholders Damages"), asserted against, resulting from, imposed upon, or incurred or suffered by the Shareholders directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by Purchaser in this Agreement or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment (all of which shall be referred to as "Identifiable Claims").

     8.4   Procedure for Indemnification with Respect to Third-Party Claims.
           ----------------------------------------------------------------

           (a) If Purchaser or its Affiliates or Shareholders (the party seeking such indemnification hereinafter referred to as the "Indemnified Party" and the party against whom such indemnification is sought is hereinafter referred to as the "Indemnifying Party") determines to seek indemnification under this Article VIII with respect to Identifiable Claims resulting from the assertion of liability by third parties, the Indemnified Party shall give notice to the Indemnifying Parties within 30 days of the Indemnified Party becoming aware of any such Identifiable Claim or of facts upon which any such Identifiable Claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to the Indemnified Party. In case any such liability is asserted against the Indemnified Party or its affiliates, and the Indemnified Party notifies the Indemnifying Parties thereof, the Indemnifying Parties will be entitled, if such Indemnifying Parties so elect by written notice delivered to the Indemnified Party within 30 days after receiving the Indemnified Party's notice, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party (and if such Indemnifying Parties so assume such defense, such Indemnified Parties or affiliates thereof shall not compromise or settle such Identifiable Claim without the prior consent of the Indemnifying Party). Notwithstanding the foregoing, (i) the Indemnified Party or its affiliates shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, and (ii) the rights of the Indemnified Party or its affiliates to be indemnified hereunder in respect of Identifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by their failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, such Indemnifying Parties are materially prejudiced thereby; provided, however, the Indemnifying Party shall not be liable for attorneys fees and expenses incurred by the Indemnified Party prior to the Indemnified Party's giving notice to the Indemnifying Party of an Identifiable Claim. With respect to any assertion of liability by a third party that results in an Identifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

           (b) The Indemnified Party will cooperate in the defense of any Identifiable Claim and will provide full access to documents, assets, properties, books and records and will make available all officers, directors and employees for investigation, depositions and trial.

           (c) In the event that such Indemnifying Parties, within 60 days after receipt of the aforesaid notice of an Identifiable Claim, fail to assume the defense of the Indemnified Party or its affiliates against such Identifiable Claim, the Indemnified Party or its affiliates shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of such Indemnifying Parties.

           (d) Notwithstanding anything in this Article VIII to the contrary, if there is a reasonable probability that an Identifiable Claim may materially adversely affect the Indemnified Party or its affiliates, the Indemnified Party or its affiliates shall have the right to participate in such defense, compromise, or settlement and such Indemnifying Parties shall not, without the Indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Identifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Identifiable Claim.

     8.5   Procedure For Indemnification with Respect to Non-Third Party Claims.
           --------------------------------------------------------------------
In the event that the Indemnified Party asserts the existence of an Identifiable Claim giving rise to Purchaser Damages or Shareholders Damages, as applicable (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Parties. Such written notice shall state that it is being given pursuant to this Section 8.5, specify the nature and amount of the Identifiable Claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of Identifiable Claim deemed a valid Identifiable Claim (such date to be established in accordance with the next sentence). If such Indemnifying Parties, within 60 days after the mailing of notice by the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid Identifiable Claim. In the event, however, that such Indemnifying Parties contest the assertion of an Identifiable Claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. If the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten (10) days after notice thereof, such Identifiable Claim will be settled or resolved pursuant to Section 10.14 hereof.

     8.6   Threshold Determination of and Limitations on Indemnification.
           -------------------------------------------------------------
Notwithstanding anything in this Article VIII to the contrary, (a) the Shareholders shall not be under any obligations of indemnity with respect to Purchaser, and Purchaser shall not be under any obligations to the Shareholders until such time as Purchaser or the Shareholders, respectively, have incurred Purchaser Damages or Shareholders Damages, as the case may be, in the aggregate in excess of $25,000, for which Purchaser or Shareholders, respectively, would have been entitled to be indemnified against but for the provisions of this
Section 8.6, (b) the aggregate liability of the Shareholders for Purchaser Damages shall not exceed $2,500,000; provided, however, that such limitation on
                                     -----------------
the indemnification obligations of the Shareholders shall not apply to any Identifiable Claim for Purchaser Damages which is a result of or arises from any intentional misrepresentation or fraud; and (c) in no event shall the aggregate liability of Purchaser for Shareholders Damages exceed $1,000,000.

     8.7   Method of Payment.  All claims for indemnification shall be payable
           -----------------
in cash. In addition, at Purchaser's election, Purchaser may offset the amount of any Purchaser Damages then outstanding from the Subsequent Payments; provided, however, that if Purchaser reasonably believes that it has suffered,
-----------------
or with reasonable certainty will suffer, Purchaser Damages for which it would be entitled to indemnification pursuant to this Agreement, Purchaser may elect to withhold payment of an amount equal to the estimated amount of such Purchaser Damages from the Subsequent Payments.

     8.8   Exclusive Remedy.    The indemnification provisions pursuant to this
           ----------------
Article VIII shall be the exclusive remedy for any breach or nonfulfillment of any of the representations, warranties or covenants made by the Company or Shareholders in this Agreement or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment, other than claims based on fraud or intentional misrepresentation.


                                  ARTICLE IX

                                  TERMINATION
     9.1   Termination.
           -----------
           (a)  This Agreement may be terminated at any time prior to the
Closing:

                (i) by mutual written consent of Purchaser and the Shareholders;

                (ii) by Purchaser, if there has been a material breach by the Company or the Shareholders of any representation, warranty, covenant or agreement of them set forth in this Agreement and, to the extent such breach shall be curable, such breach shall not have been cured within ten (10) days following receipt by the Company or the Shareholders, as the case may be, of written notice of such breach;

                (iii) by the Shareholders, if there has been a material breach by Purchaser of any representation, warranty, covenant or agreement of it set forth in this Agreement and, to the extent such breach shall be curable, such breach shall not have been cured within ten (10) days following receipt by Purchaser of written notice of such breach;

                (iv) by Purchaser, if Purchaser is not satisfied in its sole discretion with the results of its continuing due diligence investigation of the Company;

                (v) if there shall have occurred the termination or resignation of any employees of the Company except with the consent of Purchaser;

                (vi) if there shall have occurred a change in the mix of business of the Company; or

                (vii) if there shall have occurred a change in governmental regulation affecting the Company's business.

           (b) If the Closing Date shall not have occurred on or before January 30, 1998, this Agreement may be terminated by Purchaser or by the Shareholders with prior written notice to the other party; provided, however, that the right
                                              -----------------
to terminate this Agreement pursuant to this subsection 9.1(b) shall not be available to any party whose failure to fulfill any material, uncured breach of any obligation under this Agreement that has been a significant cause of, or resulted in, the failure of the Closing Date to occur on or before such date.


                                   ARTICLE X

                              GENERAL PROVISIONS

     10.1  Amendment.  This Agreement may not be amended except by an instrument
           ---------
in writing signed on behalf of each of the parties hereto.

     10.2  Extension; Waiver.  At any time prior to the Closing, each of the
           -----------------
Shareholders and Purchaser, to the extent legally allowed, (a) may extend the time for the performance of any of the obligations or other acts of the other,
(b) may waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) may waive compliance with any of the agreements or conditions for the benefit of it contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     10.3  Notices.  All notices and other communications hereunder shall be in
           -------
writing and shall be deemed given (a) on the same day if delivered personally,
(b) three (3) business days after being mailed by registered or certified mail (return receipt requested), or (c) on the same day if sent by facsimile, confirmation received, to the parties at the following addresses and facsimile numbers (or at such other address or number for a party as shall be specified by like notice):

                        If to Purchaser, to:

                        Hall, Kinion & Associates, Inc.
                        19925 Stevens Creek Boulevard, Suite 180
                        Cupertino, CA 95014
                        Attention: Brenda C. Hall
                        Telephone No.: (408) 863-5600
                        Facsimile No.:  (408) 863-5648

                        with copy (which shall not constitute notice) to:

                        Gunderson Dettmer Stough Villeneuve
                             Franklin & Hachigian, LLP
                        155 Constitution Drive
                        Menlo Park, CA  94025
                        Attention:  Scott C. Dettmer, Esq.
                        Telephone No.:  (650) 321-2400
                        Facsimile No.:   (650) 321-2800

                        If to the Company or the Shareholders:

                        Group-Ipex Inc.
                        3675 Mt. Diablo Boulevard, Suite 200
                        Lafayette, CA  94549
                        Attention:  Lalit M. Kapoor
                        Telephone No.:  (510) 284-2741
                        Facsimile No.:   (510) 284-2744

                        with copy (which shall not constitute notice) to:

                        Gray Cary Ware & Freidenrich, A Professional Corporation 400 Hamilton Avenue
                        Palo Alto, CA  94301-1825
                        Attention:  Bruce E. Schaeffer, Esq.
                        Telephone No.:  (650) 328-6561
                        Facsimile No.:   (650) 327-3699

     10.4  Interpretation.  When a reference is made in this Agreement to
           --------------
Sections, Exhibits or Schedules, such references shall be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The "knowledge" of any person means what such person actually knows or could reasonably be expected to know after due inquiry (which shall consist of the review and such documents and the consideration of such matters and the making of such other inquiries as such person reasonably deems appropriate in its judgment under the circumstances), and the knowledge of The Company shall be limited to that of its officers.

     10.5  Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     10.6  Effect of Termination; Survival.  In the event of termination of this
           -------------------------------
Agreement pursuant to Section 9.1, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (other than with respect to the provisions of Article VIII, Article IX, Section 6.6 (Expenses), 6.8 (Confidentiality) and Article X, each of which shall survive such termination); provided however that no termination shall relieve any party
                   ----------------
from any liability arising from or relating to any breach prior to the time of such termination. The agreements in Article VIII and Section 6.6 shall survive independently.

     10.7  Entire Agreement; No Other Representations.  Except for the
           ------------------------------------------
Confidentiality Agreement, this Agreement and the documents and instruments and other agreements among the parties delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein.

     10.8  No Transfer.  This Agreement and the rights and obligations set forth
           -----------
herein may not be transferred or assigned by operation of law or otherwise without the consent of each party hereto. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     10.9  Severability; Modifications for Prospective Legal Events.  If any
           --------------------------------------------------------
provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision. To the extent any act or service required of Purchaser in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by Purchaser shall be deemed waived and forever unenforceable and the provisions of this Section shall be applicable. Neither party shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to the terms of this Section 10.9.

     10.10 Other Remedies.  Any and all remedies set forth in this Agreement and
           --------------
in the Related Agreements expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party; and the exercise of any one remedy will not preclude the exercise of any other.

     10.11 Further Assurances.  Each party agrees to cooperate fully with the
           ------------------
other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     10.12 Absence of Third-Party Beneficiary Rights.  No provision of this
           -----------------------------------------
Agreement is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner or any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement.

     10.13 Gender.  Whenever the context requires, words used in the singular
           ------
shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

     10.14 Arbitration; Attorneys' Fees.  Except as specifically provided
           ----------------------------
herein, any controversy or dispute arising out of this Agreement shall be finally settled by arbitration in Santa Clara County, California, in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association (the "AAA") then in effect (the "Rules"), and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction; provided, however, that any party shall be entitled to appeal a
              -----------------
question of law or determination of law to a court of competent jurisdiction; and provided, further, however, that the parties may first seek appropriate
    --------------------------
injunctive relief prior to, and/or in addition to pursuing negotiation or arbitration. Such arbitration shall be conducted by an arbitrator chosen by mutual agreement of the parties, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing (the "Hearing") as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The arbitrator shall award to the prevailing party its costs and expenses (including counsel fees) of any such arbitration. Notwithstanding the amount in controversy, the Expedited Procedures as set forth in the Rules shall apply. The parties hereby agree that to the extent practicable, the Hearing shall take place within one hundred twenty (120) days of the selection of the arbitrator. The arbitration proceeding shall be conducted in confidence and no party thereto shall disclose to any other person any matters disclosed at or in connection with the hearing unless required to do so by law or pursuant to a court order. If any arbitration or action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder the prevailing party shall be entitled to its reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which it may be entitled.

     10.15 Governing Law.  This Agreement shall be governed in all respects,
           -------------
including validity, interpretation and effect, by the laws of the State of California (without giving effect to its choice of law principles).

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          IN WITNESS WHEREOF, the parties hereto have executed this Stock
Purchase Agreement as of the date first above written.


                                   PURCHASER:

                                   HALL, KINION & ASSOCIATES, INC.

                                   By: /s/ Paul H. Bartlett
                                       -------------------------------------
                                       Paul H. Bartlett
                                       President


                                   THE COMPANY:

                                   GROUP-IPEX INC.
                                   By: /s/ Lalit M. Kapoor
                                       -------------------------------------
                                       Lalit M. Kapoor
                                       President


                                   SHAREHOLDERS:

                                   LALIT AND SATINDRA KAPOOR,
                                   AS COMMUNITY PROPERTY

                                   /s/ Lalit Kapoor
                                   -----------------------------------------
                                   Lalit Kapoor


                                   /s/ Satindra Kapoor
                                   -----------------------------------------
                                   Satindra Kapoor

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